Exhibit 10.1

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

among

HARDINGE INC.

(the “Borrower”)

the Banks signatory hereto

MANUFACTURERS AND TRADERS TRUST COMPANY

as Agent
and
Lead Arranger

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION

As Documentation Agent

Amended and Restated as of November 21, 2006

i

EXHIBITS

Exhibit A	Authorization Letter
Exhibit B	Form of Revolving Credit Note
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Term Loan Note
Exhibit E	Opinion of Counsel for Borrower
Exhibit F	Confidentiality Agreement
Exhibit G	Form Notice of Borrowing
Exhibit H	Assignment and Assumption Agreement
Exhibit I	Compliance Certificate

SCHEDULES

Schedule I	Existing JP Morgan Letters of Credit
Schedule II	Existing Other Debt
Schedule III	Revolving Commitment Amounts
Schedule IV	Term Loan Commitment Amounts
Schedule V	Subsidiaries of Borrower
Schedule VI	Hazardous Materials
Schedule VII	Insurance

SECOND AMENDED AND RESTATED REVOLVING CREDIT AND
TERM LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of November 21, 2006 is entered into by and among HARDINGE INC., a corporation organized under the laws of New York, each of the banks which is a signatory hereto, MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Agent and Lead Arranger for the Banks, JPMORGAN CHASE BANK, N.A., a national banking association formed and existing under the laws of the United States of America, as Syndication Agent and KEYBANK NATIONAL ASSOCIATION, a national banking association formed and existing under the laws of the United States of America, as Documentation Agent.

RECITALS

A.            The Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agent are parties to an Amended and Restated Revolving Credit and Term Loan Agreement dated January 28, 2005, as the same has been amended by Amendment No. 1 to the Amended and Restated Revolving Credit and Term Loan Agreement dated February 11, 2005, Amendment No. 2 to the to the Amended and Restated Revolving Credit and Term Loan Agreement dated July 16, 2005, Amendment No. 3 to the Amended and Restated Revolving Credit and Term Loan Agreement dated December 22, 2005 and Amendment No. 4 to the Amended and Restated Revolving Credit and Term Loan Agreement dated June 7, 2006. (collectively, the “Existing Credit Agreement”).

B.            The parties hereto desire to amend, restate and modify, but not extinguish, the Existing Credit Agreement in its entirety, as herein provided.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS; ACCOUNTING TERMS

Section 1.01  Definitions.  As used in this Agreement the following terms have the following meanings:

“Account Control Agreements” means the Account Control Agreements as may be required pursuant to the terms of the Security Documents, given by the Borrower and the applicable financial institutions where Borrower maintains its operating accounts in favor of the Agent for the benefit of the Banks, which Account Control Agreements shall in all respects be acceptable to the Agent and the Banks, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Acquisition” means the acquisition of: (a) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Additional Costs” has the meaning given to such term in Section 3.01 hereof.

“Additional Technical Information” shall mean and refer to the technical information required for the manufacture of the products, accessories and spares, including but not limited to the blueprints, designs, schematics, drawings, specifications, computer source and object codes, customer lists and other proprietary rights and assets of a similar nature, all as described with particularity in the Bridgeport Acquisition Documents.

“Administrative Questionnaire” means the administrative questionnaire in the form supplied by the Agent.

“Affected Loans” has the meaning given to such term in Section 3.04 hereof.

“Affected Type” has the meaning given to such term in Section 3.04 hereof.

“Affiliate” means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the Borrower or any such Subsidiary; (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or such Subsidiary; or (d) which is a partnership in which the Borrower or any of its Subsidiaries is a general partner.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means M&T Bank in its capacity as agent of the Banks pursuant to Article 10, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article 10.

“Agreement” means this Second Amended and Restated Revolving Credit and Term Loan Agreement, as amended, supplemented, restated or otherwise modified from time to time.  References to Articles, Sections, Exhibits, schedules and the like refer to the Articles, Sections, Exhibits, schedules and the like of this Agreement unless otherwise indicated.

“Aggregate Commitment” means, on any date of determination, the aggregate amount on such date of the Commitments of all of the Banks.  On the Effective Date, the Aggregate Commitment is $91,600,000.

“Aggregate Revolving Commitment” means, on any date of determination, the aggregate amount on such date of the Revolving Commitments of all of the Banks.  On the Effective Date, the Aggregate Revolving Commitment is $70,000,000.

“Aggregate Revolving Credit Exposure” means as of any date of determination, the sum of Revolving Credit Exposure of all the Banks.

“Aggregate Term Loan Commitment” means on any date of determination, the aggregate amount on such date of the Term Loan Commitments of all of the Banks..

“Applicable Margin” means for each Variable Rate Loan or Eurocurrency Loan, or with respect to the Revolving Commitment Fees payable hereunder, as the case may be, the applicable rate per annum on the table next following under the caption “Variable Margin”, “Eurocurrency Margin” or “Revolving Commitment Fee Rate”, respectively, under the Pricing Level then in effect based upon Borrower’s Leverage Ratio as reflected in the Financials for the immediately preceding four Fiscal Quarters for income statement items and the most recently ended Fiscal Quarter for balance sheet items, computed as provided below.

Pricing Level	Leverage Ratio	Variable Rate Margin	Eurocurrency Margin	Revolving Commitment Fee Rate
Level I	Less than 1.5	0 Basis Points	100 Basis Points	15 Basis Points

Level II	Equal to or greater than 1.5 and less than 2.0	0 Basis Points	125 Basis Points	17.5 Basis Points

Level III	Equal to or greater than 2.0 and less than 2.5	25 Basis Points	150 Basis Points	20 Basis Points

Level IV	Equal to or greater than 2.5 and less than 3.0	50 Basis Points	175 Basis Points	25 Basis Points

Level V	Equal to or greater than or equal to 3.0	75 Basis Points	200 Basis Points	37.5 Basis Points

For purposes of the foregoing, notwithstanding anything herein to the contrary

(a)           if at any time the Borrower fails to deliver the Financials required under Sections 6.02(a) or 6.02(b) on or before the date such Financials are due, Pricing Level V shall be deemed applicable for the period commencing five (5) Business Days after such required date of delivery and ending on the date which is five (5) Business Days after such Financials are actually delivered, after which the Pricing Level shall be determined using such Financials in accordance with the table above as applicable;

(b)           adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Agent has received the applicable Financials (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(c)           each determination of the Applicable Margin made by the Agent in accordance with the foregoing shall, in the absence of demonstrable error, be conclusive and binding on the Borrower and each Bank; and

(d)           the initial Applicable Margin on the Effective Date shall be based on Level IV until the first adjustment thereto as provided above.

“Arranger” means M&T Bank in its capacity as sole arranger for the credit facilities provided under this Agreement.

“Assignment and Assumption Agreement” has the meaning given to such term in Section 11.05(b) hereof.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents dated as of the Original Effective Date (as the same may be amended, restated, supplemented or otherwise modified from time to time), as granted by Hardinge Technology Systems, Inc. in favor of the Agent for the benefit of the Banks, whereby Hardinge Technology Systems, Inc. granted, as collateral for the Obligations, an assignment of the leases and rents for the principal place of business for the Borrower.

“Authorization Letter” means the letter agreement executed by the Borrower in the form of Exhibit A hereto.

“Authorized Officer” means the president, chief executive officer, chief financial officer or the secretary of the Borrower or any other Person designated by any of the foregoing in writing to the Agent from time to time to act on behalf of any Borrower which designation has not been rescinded in writing, in each case acting singly, provided that two Authorized Officers shall be required to modify the wiring instructions for any Loan.

“Bank” means the banks who are parties to this Agreement on the date hereof and any other bank that shall become a party hereto after the date hereof pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an

Assignment and Assumption.  Unless the context otherwise requires, the term “Bank” includes the Swing Line Bank.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term “Bank” shall include Affiliates of a Bank providing Bank Products.

“Bank Product Agreements” means those agreements entered into from time to time by the Borrower or any Subsidiary in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrower or any of its Subsidiaries is obligated to reimburse to anyone as a result of purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products.

“Bank Products” means any service or facility (but excluding the Loans and the Facility Letters of Credit) extended to Borrower or any Subsidiary, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement accounts or services, or (g) facilities for foreign exchange, foreign derivative products and foreign exposures.

“Bankruptcy Event” has the meaning given to such term in Section 2.08(b) thereof.

“Basis Point” means one one-hundredth of one percent.

“Borrower” means Hardinge Inc., a New York corporation, and its successors.

“Bridgeport Acquisition Documents” means the various agreements and instruments executed by and between the Borrower and BPT IP, LLC, including but not limited to, that certain Alliance Agreement dated November, 2004, whereby among other things, BP IP, LLC granted to the Borrower an option to purchase the Additional Technical Information on or before December 31, 2005, as described with particularity in Section 7.6.3 of the Alliance Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” means for any period, the sum of (without duplication) of all expenditures during such period (including, but not limited to, the purchase, construction or rehabilitation of equipment or other physical assets) that are required to be capitalized under GAAP, whether or not financed.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Original Effective Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Change in Control” means: (a) except as to: (i) officers and directors in office as of the Original Effective Date, and (ii) the Hardinge Inc. Pension Plan, Hardinge Inc. Retirement Plan or other compensation plan of Borrower, the acquisition of ownership, directly or indirectly, beneficially or of record, of any Person or group (within the meaning of the Securities Act of 1934 and Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) of Capital Securities representing more than twenty five percent (25%) of the aggregate ordinary voting power in the election of Borrower’s directors; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are neither: (i) nominated by the board of directors of the Borrower, nor (ii) appointed by the directors so nominated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued in respect of the purchase of goods or services by Borrower or any of its Subsidiaries in the ordinary course of its business.

“Commitment” means, with respect to a Bank, both its Revolving Commitment and its Term Loan Commitment.

“Compliance Certificate” has the meaning given to such term in Section 6.02(c) hereof.

“consolidated” and “consolidating”, when used with reference to any term, mean that term as applied to the accounts of the Borrower (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated or consolidating, as the case may be, in accordance with GAAP.

“Consolidated Interest Expense” means for any period, the sum for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication, in accordance with GAAP) of the following: (a) all interest with respect of Funded Debt (including, without limitation, the interest component of any payments in respect of Capital Leases) accrued or capitalized during such period (whether or not actually paid during such period), (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period); (c) without duplication any periodic commitment fees and other fees payable to the Agent or the Bank pursuant to the Loan Documents; and (d) without duplication, any periodic fees paid by the Borrower or any of its Subsidiaries to other creditors, which fees shall be related to or arising out of any Debt owed to other creditors.

“Consolidated Net Income” means for any period the net income or loss of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis, without duplication, in accordance with GAAP, provided that there shall be excluded from such net income or loss: (a) the income of any Person (other than a Consolidated Subsidiary) in which any other Person (other than the Borrower or any Consolidated Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the consolidated Subsidiaries by such Person during such period, and (b) the income or loss of any Person accrued prior to the date on which it becomes a Subsidiary or is merged into or consolidated with the Borrower or any consolidated Subsidiary or the date on which such Person’s assets are acquired by the Borrower or any Consolidated Subsidiary.

“Consolidated Tangible Net Worth” means as of the date of determination, without duplication and determined in accordance with GAAP: (a) the total assets of the Borrower and its Consolidated Subsidiaries, minus (b) the total liabilities of Borrower and its Consolidated Subsidiaries and all intangible assets of the Borrower and its Consolidated Subsidiaries, and (c) minus any decrease or plus any increase in the value of intangible assets related to the translation of adjustments, provided, however, that there shall be excluded from all such calculations both: (x) cumulative foreign currency translation adjustments, and (y) changes in pension liabilities recorded in accordance with SFAS 87.

“Credit Party” or “Credit Parties,” individually or collectively, means and refers to the Borrower and the Subsidiary Guarantors.

“Customer Notes” means any and all notes and other evidence of indebtedness (except accounts receivable arising in the ordinary course of business) listed on that certain Due Diligence Certificate to be delivered by the Borrower to the Agent on or before the Effective Date, which notes were issued prior to the Original Effective Date to the Borrower and its Subsidiaries for the payment obligations of customers for goods or services provided in the ordinary course of business and that Borrower and its Subsidiaries sold prior to the Original Effective Date pursuant to the Customer Note Sale Agreements.

“Customer Note Sale Agreements” means, collectively, those agreements entered into prior to the Original Effective Date, between the Borrower and certain third party purchasers, for the sale, by the Borrower of certain of its Customer Notes, all of which are listed on that certain Due Diligence Certificate to be delivered by the Borrower to the Agent on or before the Effective Date.

“Customer Note Sale Agreement Guaranties” means, collectively, those limited guaranties granted by the Borrower prior to the Original Effective Date, whereby the Borrower guaranteed, on a limited basis, the payment of its certain of its Customer Notes as contemplated under the terms of the Customer Note Sale Agreements, all of which are listed on listed on that certain Due Diligence Certificate to be delivered by the Borrower to the Agent on or before the Effective Date.

“Debt” means, with respect to any Person: (a) indebtedness of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or similar instruments; (b) obligations of such Person as lessee under Capital Leases or Synthetic Lease Obligations, (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) and (b) above, (not otherwise reserved for), which in the case of the Borrower, shall specifically include any contingent and direct obligations arising under or in connection with the Customer Note Sale Agreement Guaranties, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and accrued expenses arising in the ordinary course of business), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit, including the Facility Letters of Credit issued hereunder (whether or not drawn) (excluding, however, in all cases, Commercial Letters of Credit), bankers’ acceptances and similar obligations issued for the account of such Person, , (f) all guaranties of indebtedness of any Person, and (g) all Debt of any partnership of which such Person is a general partner.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrower under this Agreement (including the repayment of any Facility LC Disbursement) or any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to three percent (3.0%) above the Variable Rate as in effect from time to time plus the Applicable Margin (provided that, if the amount so in default is principal of a Eurocurrency Loan and the due date thereof is a day other than the last day of the Interest period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, three percent (3.0%) above the interest rate for such Loan as provided in Section 2.07 hereof and, thereafter, the rate provided for above in this definition).

“Documentation Agent” means KeyBank National Association in its capacity as documentation agent of the Banks, and not in its individual capacity as a Bank.

“Domestic Subsidiary” means any Subsidiary of Borrower that is organized and existing under the laws of any jurisdiction in the United States of America.

“EBITDA” means Consolidated Net Income prior to the deduction of Consolidated Interest Expense, prior to the deduction of federal or foreign corporate income and corporate franchise taxes, prior to the deduction of depreciation and amortization and MINUS to the extent included in the determination of Consolidated Net Income for such period, the sum of the following for the Borrower and its Consolidated Subsidiaries: (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise able to be included as a separate item in the statement of Consolidated Net Income for such period, gains on the sales of assets outside the ordinary course of business), and (c) any other non-cash income, all as determined on a consolidated basis.

“Effective Date” means November 21, 2006, or, if later, the date on which the conditions contained in Article 4 have been satisfied (or waived in accordance with Section 11.01).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling-of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Borrower or a Subsidiary of the Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such Person.

“Equity Issuance” means: (a) any issuance or sale by the Borrower or any of its Subsidiaries of: (i) any Capital Securities, (ii) any warrants or options exercisable in respect of Capital Securities (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries in their capacity as such and any Capital Securities of the Borrower issued upon the exercise of such warrants), or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower, or (b) the receipt by the Borrower of any contribution to its capital (whether or not evidenced by any Capital Securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

“Eurocurrency Loan” means any Loan when and to the extent the interest rate is determined on the basis of the definition of “LIBOR Rate”.

“Eurocurrency Rate” means for any Interest Period for any Eurocurrency Loan a rate per annum determined by the Agent to be equal to the relevant LIBOR Rate for the Eurocurrency Loan, adjusted for any applicable Reserve Requirement.

“Existing Bridge Loans” means the Bridge Loans made pursuant to, and as defined in, Amendment No. 3 to the Existing Credit Agreement that are outstanding immediately prior to the Effective Date.

“Existing Facility Letter of Credit” means a Facility Letter of Credit issued by the Issuing Bank pursuant to Section 2.14 of the Existing Agreement.  For the avoidance of doubt, Existing Facility Letters of Credit do not include the JPMorgan Letters of Credit.

“Existing JP Morgan Letters of Credit” means the outstanding Letters of Credit issued by JPMorgan for the account of the Borrower prior to the date of this Agreement which are set forth on Schedule I to this Agreement.

“Excluded Foreign Subsidiaries” has the meaning given thereto in Section 5.12(b).

“Existing Other Debt” means the Debt of the Borrower and its Subsidiaries existing as of the Original Effective Date, all of which is set forth in Schedule II to this Agreement

“Existing Revolving Loans” means the Loans made pursuant to, and as defined in, the Existing Credit Agreement that are outstanding immediately prior to the Effective Date.

“Existing Term Loans” means the Loans made pursuant to, and as defined in, the Existing Credit Agreement that are outstanding immediately prior to the Effective Date.

“Event of Default” has the meaning given such term in Section 9.01 hereof.

“Facility LC Commitment” means the commitment of the Issuing Bank to issue Facility Letters of Credit pursuant to Section 2.14.

“Facility LC Disbursement” means a payment made by the Issuing Bank pursuant to a Facility Letter of Credit.

“Facility Letter of Credit Collateral Account” has the meaning given to such term in Section 2.14(i) hereof.

“Facility LC Exposure” means, at any time, the sum of: (a) the aggregate undrawn amount of all outstanding Facility Letters of Credit at such time, plus (b) the aggregate amount of all unreimbursed Facility LC Disbursements.  The Facility LC Exposure of any Bank at any time shall be its Pro Rata Share of the Facility LC Exposure at such time determined in accordance with the foregoing sentence.

“Facility Letter of Credit” means a Letter of Credit issued by the Issuing Bank pursuant to Section 2.14 of this Agreement.  For the avoidance of doubt, Facility Letters of Credit do not include JPMorgan Letters of Credit.

“Facility Letter of Credit Fee” has the meaning given to such term in Section 2.11(b) hereof.

“Facility Letter of Credit Fronting Fee” has the meaning given to such term in Section 2.11(b).

“Facility Letter of Credit Collateral Shortfall Amount” has the meaning given to such term in Section 9.02(a) hereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Business Day, for the immediately preceding Business Day).

“Fee Letters” means the Engagement Letter dated October 11, 2006 between Borrower and M&T Bank, the letter agreement dated December 14, 2004 between Borrower and M&T Bank, both relating to certain fees payable by the Borrower with respect to the transactions contemplated by the Existing Credit Agreement and this Agreement

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower required to be delivered pursuant to Section 6.02(a) or 6.02(b).

“Fiscal Quarter” means the three (3) month period ending on or around March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means the twelve (12) month period ending on December 31 of each year.

“Fixed Charges” means as of the date of determination all of the scheduled principal payments on Debt, interest payments on Debt, dividends and all other distributions of the Borrower and its Subsidiaries (excluding dividends and distributions from a Subsidiary to the Borrower) for the twelve (12) month period ending on such date.

“Fixed Charges Coverage Ratio” means as of the date of determination, the ratio of: (a) EBITDA minus: (i) Non-Financed Capital Expenditures, and (ii) Taxes paid in cash, for the twelve (12) month period ending on such date, divided by (b) Fixed Charges for the same period.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Forfeiture Proceeding” means any action, proceeding or investigation affecting the Borrower or any of its Subsidiaries or Affiliates before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

“Funded Debt” means, without duplication determined in accordance with GAAP, all of Borrower’s and its Consolidated Subsidiaries’ Debt.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the audited financial statements referred to in Section 5.05 (except for changes concurred in by the Borrower’s independent public accountants).

“Guaranty” means the Amended and Restated Guaranty made by Hardinge Technology Systems, Inc. in favor of the Agent for the benefit of the Banks dated as of the Original Effective Date, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Guaranty Supplement” means supplements to the Guaranty to be executed by the required Subsidiaries of the Borrower pursuant to Section 6.08 herein, which shall be in the form attached to the Guaranty as an exhibit.

“Hazardous Materials” means any substance regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates.

“Hedging Obligation” means any liability of the Borrower or any of its Subsidiaries under any Hedging Agreement.  The amount of obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of the Borrower and its Consolidated Subsidiaries in accordance with GAAP.

“Indemnified Liability” has the meaning given to such term in Section 11.03 hereof.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement granted by the Borrower, certain Subsidiaries of the Borrower and any other Person listed in the signature pages thereto, in favor of the Agent for the benefit of the Banks dated as of Original Effective Date securing the Obligations and in the form attached to the Security Agreement as an exhibit, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Intellectual Property Security Agreement Supplement” means supplements to the Intellectual Property Security Agreement to be executed by the required Subsidiaries of the

Borrower pursuant to Section 6.08 herein, which shall be in a the form attached to the Intellectual Property Security Agreement as an exhibit.

“Intercompany Debt” shall mean Debt that is owed by a Subsidiary to the Borrower or any other Subsidiary or by any Subsidiary to any other Subsidiary.

“Interest Period” means the period commencing on the date a Loan is made and ending, as the Borrower may select pursuant to Section 2.08: (a) in the case of Variable Rate Loans, the period commencing on the date such Variable Rate Loan is made and ending on the Quarterly Date next succeeding such date; and (b) in the case of Eurocurrency Loans, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, provided, however, that each such Interest Period which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the subsequent calendar month.

“Issuing Bank” means M&T Bank in its capacity as the Issuing Bank of a Facility Letter of Credit or any Affiliate of M&T Bank that may from time to time issue Facility Letters of Credit, and their successors and assigns in such capacity.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national association formed and existing under the laws of the United States of America.

“JPMorgan Exposure” means the sum of: (a) the aggregate maximum amount that Borrower and its Subsidiaries could be required to pay under the Customer Note Sale Guaranties and the JPMorgan Letters of Credit, plus (b) the aggregate amount of all unreimbursed disbursements made by JPMorgan or its Affiliates pursuant to the JPMorgan Letters of Credit.

“JPMorgan Letters of Credit” means the Existing JPMorgan Letters of Credit and the Letters of Credit issued by JPMorgan after the Original Effective Date for the account of the Borrower or any of its Subsidiaries.

“JPMorgan Obligations” means the obligation of the Borrower and its Subsidiaries to pay to JPMorgan under the Customer Note Sale Guaranties and the obligation of the Borrower and its Subsidiaries to reimburse JPMorgan or its Affiliates with respect to any disbursement made pursuant to a JPMorgan Letters of Credit.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of the date of its determination, with respect to the Borrower, the ratio of: (a) Funded Debt as of such date, over (b) EBITDA for the twelve (12) months ending as of such date.

“LIBOR Rate” means with respect to a Eurocurrency Loan for any Interest Period thereof:

(a)           an interest rate per annum at which U.S. dollar deposits are offered in the London interbank market in an amount approximately equal to the portion of the Loan subject to the LIBOR Rate for a period of time equal to such Interest Period that appears on Page 3750 of the Dow Jones Markets Service (or on an successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service), as determined by the Agent after 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period;

(b)           if no such rate appears on the Telerate Page 3750, the rate of interest determined by the Agent to be the average of up to four interest rates per annum at which U.S. Dollar deposits are offered in the London interbank market in an amount approximately equal to the portion of the Loan subject to the LIBOR Rate, for a period of time equal to such Interest Period which appear on the Reuter’s Screen LIBOR Page as of 11:00 a.m. (London time) two (2) Business Days prior to the Business Day on which such Interest Period begins if at least two such offered rates so appear on the Reuter’s Screen LIBOR Page, or

(c)           if no such rate appears on the Telerate Page 3750 and fewer than two offered rates appear on the Reuter’s Screen LIBOR Page, the rate of interest at which deposits in an amount approximately equal to the portion of the Loan as to which the related LIBOR Rate has been elected and which have a term corresponding to such Interest Period are offered to the Agent by first class banks in the London inter-bank market for delivery in immediately available funds at a LIBOR Office on the first day of such Interest Period as determined by the Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the date upon which such Interest Period is to commence (which determination by shall, in the absence of manifest error, be conclusive).

“Lien” means any interest in property securing any Debt or other obligation owed to, or a claim by, a Person other than the owner of the property, whether the interest is based on common law, statute or contract (including the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes).  The term “Lien” shall not include minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions affecting real property, provided that they do not constitute security for a monetary obligation.  For the purposes of this Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to be a Lien.

“Loan” or “Loans” means, as the context may require, Revolving Loans, Term Loans and/or Swing Line Loans.

“Loan Documents” means this Agreement, the Notes, the Facility Letters of Credit, the Fee Letter, the Authorization Letter, the Security Documents, the Guaranty, the Omnibus Assignment, the Termination Agreement, the letter agreement described in Section 4.01(l) below and any certificate or other document furnished pursuant to or in connection with this Agreement or any of the foregoing.

“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, operations, prospects or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document, (c) the ability of any of the Credit Parties other than the Borrower to perform any of their respective obligations under any other Loan Document, or (c) the rights of or benefits available to the Agent or any of the Banks under this Agreement and the other Loan Documents, including, without limitation, the enforceability of the Security Documents or the attachment, perfection or priority of any Liens intended to be created thereby, or the validity of any of the Loan Documents or the consummation of any of the transactions contemplated therein.

“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation, and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means:

(a)           with respect to any sale, lease, transfer, casualty loss or other disposition (including condemnation, confiscation or other similar event) or loss of any assets of the Borrower or its Subsidiaries other than those contemplated by Sections 7.06(b) and (c), the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower or any of its Subsidiaries pursuant to such disposition net of: (i) the direct costs relating to any non-Affiliate for such sale, lease, transfer, casualty loss or other disposition (including condemnation, confiscation or other similar event) or loss (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such any sale, lease, transfer, casualty loss or other disposition (including condemnation, confiscation or other similar event) or loss (other than the Obligations);

(b)           with respect to any Equity Issuances, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)           with respect to any issuance of Funded Debt, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Non-Financed Capital Expenditures” means, with respect to the Borrower and its Subsidiaries (determined on a consolidated basis), as of the date of determination, all Capital Expenditures for the for the twelve (12) month period ending on such date paid out of the operating cash flow or the proceeds of the Revolving Loans or Swing Line Loans.

“Notes” mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.

“Notice” means that form Notice of Borrowing/Conversion/Continuation in the form of Exhibit G hereto evidencing the Borrower’s request for funding and/or the continuation or conversion of an applicable rate of interest.  In the case of any Eurocurrency Loans, such Notice shall also indicate the applicable Interest Period.

“Obligations” means all: (a) Loans, unreimbursed Facility LC Disbursements, advances, debts, liabilities, obligations (monetary or otherwise, including post-petition interest, allowed or not), covenants and duties owing by any Credit Party to the Agent, any Bank, the Swing Bank, the Issuing Bank or any Affiliate of any of the foregoing or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement or any other Loan Document, including all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, and any reimbursement obligations of each Credit Party in respect of Letters of Credit and surety bonds, (b) all Hedging Obligations of each Credit Party permitted hereunder which are owed to any Bank or its Affiliate, (c) all Bank Product Obligations of the Borrower or any of its Subsidiaries permitted hereunder which are owed to any Bank or its Affiliates, and (d) JPMorgan Obligations, in all cases whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Omnibus Assignment” means that certain Omnibus Assignment dated as of the Original Effective Date, whereby the Borrower and the Banks agreed, among other things, to: (a) accept the resignation of JPMorgan Chase Bank, N.A. as Agent, (b) appoint the Agent as the successor agent to JPMorgan Chase Bank, N.A., and (c) JPMorgan Chase Bank, N.A. assigned to the Agent all of its rights, title and interest under, in and to guaranties, security agreement and other instruments executed by the Borrower and certain of its Subsidiaries in connection with: (i) that certain Multicurrency Agreement entered into by and among the Borrower and the Banks dated October 24, 2002, which Multicurrency Agreement was superseded and replaced by the terms of the Existing Credit Agreement, and (ii) that certain Term Loan Agreement entered into by and among the Borrower and the Banks dated October 24, 2002, which Term Loan Agreement was superseded and replaced by the terms of the Existing Credit Agreement.

“Original Effective Date” means January 28, 2005.

“Payor” has the meaning given to such term in Section 10.13 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisitions” means any Acquisition by the Borrower involving a Person which is engaged in a line of business which is the same or substantially similar to the business of the Borrower; provided (a) the Agent shall have received evidence reasonably satisfactory to them that any assets of such Person which are the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Liens permitted pursuant to Section 7.02 and other Liens for which the Borrower has sought and obtained the prior written consent of the Agent, which consent may be withheld, conditioned or delayed in the sole discretion of the Agent; (b) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the Acquisition on a pro forma basis, and (c) the Acquisition has either: (i) been approved by an officer of such Person which is transferring assets having authority to grant such approval, (ii) been approved by the Board of Directors or other governing body of the Person which is the subject of the Acquisition, or (iii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” means any Multiemployer Plan or Single-Employer Plan.

“Pledged Subsidiary” means any: (a) Domestic Subsidiary which has all of its outstanding capital stock has been pledged to the Agent for the benefit of the Banks pursuant to the Security Documents, and (b) Foreign Subsidiary which has at least sixty five percent (65%) of its outstanding capital stock pledged to the Agent for the benefit of the Banks pursuant to the Security Documents.

“Prime Rate” means that rate of interest from time to time announced by the Reference Bank at its Principal Office as its prime commercial lending rate.

“Principal Office” means the principal office of the Agent, presently located at One M&T Plaza, Buffalo, New York.

“Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Pro Rata Share” means:

(a)           with respect to a Bank’s obligation to make Revolving Loans, participate in Facility Letters of Credit, reimburse the Issuing Bank, participate in Swing Loans and prior to an acceleration of all amounts due under the Notes in accordance with Section 9.02, to receive payments of principal, interest, fees, costs, and expenses with respect thereto: (i) prior to the Aggregate Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (1) such Bank’s Revolving Commitment, by (2) the Aggregate Revolving Commitment, and (ii) from and after the time the Aggregate Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (1) the aggregate unpaid principal amount of such Bank’s Revolving Credit Exposure (after settlement and repayment of all Swing Line Loans by the Banks), by (2) the Aggregate Revolving Credit Exposure;

(b)           with respect to a Bank’s obligation to make a Term Loan and prior to an acceleration of all amounts due under the Notes in accordance with Section 9.02, to receive payments of interest, fees, and principal with respect thereto: (i) prior to the making of the Term Loans, the percentage obtained by dividing: (1) such Bank’s Term Loan Commitment, by (2) the Aggregate Term Loan Commitment, and (ii) from and after the making of the Term Loans, the percentage obtained by dividing: (1) the unpaid principal amount of such Bank’s Term Loan, by (2) the unpaid principal amount of all Term Loans of all Banks;

(c)           with respect to the allocation and payment of any proceeds received after the acceleration of all amounts due under the Notes in accordance with Section 9.02, the percentage obtained by dividing: (i) all of the Obligations (including required payments into the Facility Letter of Credit Collateral Shortfall Account) owed to the applicable Bank and payable under the applicable subsection of Section 2.05(a)(iv), by (ii) the aggregate amount of all Obligations (including required payments into the Facility Letter of Credit Collateral Shortfall Account) owed to all the Banks and payable under the applicable subsection of Section 2.05(a)(iv); and

(d)           with respect to all other matters as to a particular Bank, the percentage obtained by dividing: (i) the amount of such Bank’s Revolving Credit Exposure (after settlement and repayment of all Swing Line Loans by the Banks) plus the unpaid principal amount of such

Bank’s Term Loan, by (ii) the Aggregate Revolving Credit Exposure plus the unpaid principal amount of all Term Loans.

“Purchase Money Debt” means and includes: (a) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) any Debt (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions, or refinancings thereof, but not any increases in the principal amounts thereof outstanding at such time, including, for purposes of this definition, any such Debt constituting a Capital Lease.

“Purchase Money Lien” means a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets to the extent they had their purchase price financed through the incurrence of Purchase Money Debt.

“Quarterly Date” means the last day of March, June, September, and December in each year, the first of which shall be the first such day after the date of this Agreement.

“Reaffirmation Agreement” shall mean and refer to the Reaffirmation Agreement dated on or about the date of this Agreement, whereby: (a) the Borrower, certain Subsidiaries of the Borrower and any other Persons listed on the signature pages to the Security Agreement, shall among other things, reaffirm their respective obligations under the Security Agreement, as such agreement may be amended, supplemented, restated or otherwise modified from time to time, and (b) each Guarantor shall, among other things, reaffirm its respective obligations under the Guaranty, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Reference Bank” means M&T Bank.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulatory Change” means, with respect to any Bank, any change after the Original Effective Date in United States federal, state, municipal or foreign laws or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Required Banks” means, (a) at any time while no Obligations are outstanding, Banks having Commitments equal to at least 66 2/3% of the Aggregate Commitments and, (b) at any time while any Obligations remain outstanding and unpaid, Banks having a Revolving Credit Exposure, unused Revolving Commitment and unpaid principal with respect to their Term Loans which constitute at least 66 2/3% of the sum of (i) the Aggregate Revolving Credit Exposure and, to the extent unused, the Aggregate Revolving Commitment, and (ii) the unpaid principal amount of all outstanding Term Loans.

“Required Payment” has the meaning given to such term in Section 10.13 hereof.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, ..28, .29, .30, .31, .32, .34, .35, .62, .63, 64, .65 or .67 of PBGC Regulation Section 4043.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, or any other governmental authority, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to M&T Bank under Regulation D of the of the Board of Governors of the Federal Reserve System with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.  Without limiting the effect of the foregoing, the Reserve Requirement shall also reflect any other reserves required to be maintained by M&T Bank by reason of any Regulatory Change against: (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate for Eurocurrency Loans is to be determined as provided in the definition of “LIBOR Rate” in this Section 1.01 or (b) any category of extensions of credit or other assets which include Eurocurrency Loans.

“Revolving Commitment” means, with respect to each Bank, the commitment and obligation of such Bank to make Revolving Loans under the terms of this Agreement and to participate in Facility Letters of Credit and Swing Line Loans under the terms of this Agreement, in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule III, or in an Assignment and Assumption Agreement executed by it, in all cases as such amount may be modified from time to time in accordance with the terms hereof.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of: (a) the outstanding principal amount of such Bank’s Revolving Loans, (b) such Bank’s Facility LC Exposure, and (c) such Bank’s Swing Line Exposure at such time.

“Revolving Credit Notes” means the Amended and Restated Revolving Credit Notes of the Borrower to each of the Banks in the principal amount of their respective Revolving Commitment, in the form of Exhibit B hereto evidencing the Revolving Loans made by the Banks hereunder (each a “Revolving Loan Note”) as the same may be amended, modified, extended, renewed, restated, consolidated and replaced from time to time.

“Revolving Loans” means any Loan made pursuant to Section 2.01.

“ROC Joint Venture Agreement” means the Joint Venture Agreement dated as of February 12, 1999 entered into by and among the Borrower and the ROC Shareholders, as the same may have been amended, supplemented, restated or otherwise modified from time to time.

“ROC Shareholders” shall mean and refer to the ROC Shareholders identified under the terms of the Joint Venture Agreement (as such agreement was in effect on February 12, 1999) as Mr. R.M. Yang, Ms. Shain Wu, Mr. Paul Ling and Ms. J.R. Ho.

“Security Agreement” means the Amended and Restated Security Agreement granted by the Borrower, certain Subsidiaries of the Borrower and any other Persons listed on the signature pages thereto, in favor of the Agent for the benefit of the Banks dated as of the Original Effective Date, securing among other things, the Obligations and in form and substance satisfactory to the Agent and the Banks, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Security Agreement Supplement” means supplements to the Security Agreement to be executed by the required Subsidiaries of the Borrower pursuant to Section 6.08 herein, which shall be in the form attached to the Security Agreement as an exhibit.

“Security Documents” means collectively any and all documentation executed in connection with this Agreement which is intended, by virtue of its terms and conditions to serve as security for the Obligations of the Borrower under the terms of this Agreement or any Loan Document, any Credit Party under any Loan Document or otherwise, including, but not limited to, the Account Control Agreements, the Assignment of Leases and Rents, the Security Agreement, the Intellectual Property Security Agreement, each Security Agreement Supplement, each Intellectual Property Security Agreement Supplement, the Guaranty and each Guaranty Supplement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or on a contingent basis) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

“Subsidiary Guarantor” means certain of the Domestic Subsidiaries that have executed and delivered to the Agent for the benefit of the Banks the Guaranty or a Guaranty Supplement.

“Subsidiary Real Property Liens” has the meaning given to such term in Section 5.12 hereof.

“Swing Bank” means M&T Bank, in its capacity as Bank of Swing Line Loans hereunder.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Bank at any time shall be its Pro Rata Share of the Swing Line Exposure at such time determined in accordance with the foregoing sentence.

“Swing Line Loan” has the meaning given to such term in Section 2.13 hereof.

“Swing Line Note” means the Amended and Restated Swing Line Note of the Borrower to the Swing Line Bank in the principal amount of $7,000,000, in the form of Exhibit C hereto evidencing the Swing Line Loans made by the Swing Line Bank, as the same may be amended, modified, extended, renewed, restated, consolidated and replaced from time to time.

“Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as the syndication agent of the Banks, and not in its individual capacity as a Bank.

“Synthetic Lease Obligations” means all monetary obligations of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Debt of such Person (without regard to accounting treatment).

“Termination Agreement” means the Termination Agreement by and among the Existing Agent, the Documentation Agent and the Banks dated as of the Original Effective Date, whereby the parties thereto agreed, among other things, to terminate that certain Intercreditor Agreement dated on or about October 24, 2002 by and among such parties.

“Termination Date” means January 28, 2010.

“Term Loan Commitment” means, with respect to each Bank, the commitment and obligation of such Bank to make Term Loans under this Agreement, in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule IV, or in an Assignment and Assumption Agreement executed by it, in all cases as such amount may be modified from time to time in accordance with the terms hereof.

“Term Loan Maturity Date” means January 28, 2011.

“Term Loan Notes” means the Amended and Restated Term Loan Notes of the Borrower to each of the Banks in the principal amount of their respective Term Loan Commitment, in the form of Exhibit D hereto evidencing the Term Loans made by the Banks hereunder (each a

“Term Loan Note”) as the same may be amended, modified, extended, renewed, restated, consolidated and replaced from time to time.

“Term Loan Quarterly Payment Dates” means the 20th day of each June, September, December and March in each year.

“Taiwanese Property” shall mean and refer to the lands located at and commonly known as 305 Nan-Kang Sub-section Lin-Tze Section, Nanto County, Taiwan and the buildings thereon (including a four-floor office building and a factory with two floors above the ground level and one basement below the ground level.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Variable Rate” means, for any day, the higher of: (a) the Federal Funds Rate for such day plus fifty (50) Basis Points, and (b) the Prime Rate for such day. Any change in the Variable Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Variable Rate Loan” means any Loan when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.

“Wholly Owned Subsidiary” shall mean a Subsidiary for which all of the outstanding shares of stock or other equity of such entity is owned directly or indirectly by Borrower or one of Borrower’s Wholly Owned Subsidiaries.

Section 1.02.  Other Defined Terms; Rules of Interpretation .

(a)           All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise expressly provided therein.

(b)           As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

(d)           Terms defined in this Agreement by reference to any other agreement, document or instrument shall have the meanings assigned to them in such agreement, document or instrument, whether or not such agreement, document or instrument is then in effect.

(e)           All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.

(f)            References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections, subsections of, or Exhibits or Schedules attached to, this Agreement (as amended from time to time) unless otherwise expressly provided.

(g)           Defined terms include in the singular number the plural and in the plural number the singular.

(h)           Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

(i)            All references herein to the Banks or any of them shall be deemed to include the Issuing Bank unless specifically provided otherwise or the context otherwise requires.

Section 1.03.  Amendment and Restatement. This Agreement is and shall for all purposes be deemed to be an amendment and a restatement of the provisions of the Existing Credit Agreement. This Agreement shall supersede the Existing Credit Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, but does not constitute a novation of the Existing Credit Agreement or any of the Indebtedness, liabilities or obligations of the Borrower thereunder.  All Existing Revolving Loans and Existing Term Loans together with all Existing Facility Letters of Credit pursuant to the Existing Credit Agreement shall be deemed to be Loans and Letters of Credit under this Agreement, and all Obligations (as defined in the Existing Credit Agreement) shall be deemed to be Obligations under this Agreement.

ARTICLE 2. THE CREDITS

Section 2.01.  The Commitments.

(a)           Revolving Loans.

(i)            On the Effective Date, the Existing Revolving Loans and the Existing Bridge Loans shall automatically, and without any action on the part of any Person, be deemed to be Revolving Loans under this Agreement, and the Banks shall , through the Agent, make such adjustments as shall be necessary so that after giving effect thereto, each Bank holds its Pro Rata Share of the outstanding Revolving loans, provided that such amount is not greater than its Revolving Commitment.

(ii)           Subject to the terms and conditions set forth in this Agreement, each Bank agrees to make Revolving Loans to the Borrower from time to time from the Effective Date until the Termination Date in an aggregate principal amount that will not result in: (A) such Bank’s Revolving Credit Exposure exceeding such Bank’s Revolving Commitment, and (B) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and re-borrow from time to time Revolving Loans.

(b)           Term Loans.  Immediately prior to the Effective Date, the Banks held the Existing Term Loans with an aggregate outstanding principal amount being $21,600,000.  On the Effective Date, the Existing Term Loans held by each Bank shall automatically, and without any action on the part of any Person, be deemed to be Term Loans under this Agreement.

Section 2.02.  The Notes and Recordkeeping.

(a)           The Revolving Credit Loans of each Bank shall be evidenced by a Revolving Credit Note, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank’s Revolving Commitment.  The Term Loans of each Bank shall be evidenced by a Term Loan Note, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank’s Term Loan Commitment.  The Swing Loans shall be evidenced by a Swing Line Note, with appropriate insertions, payable to the order of the Swing Line Bank in a face principal amount equal to $7,000,000.  Each Note shall be dated the date of this Agreement and otherwise duly completed and executed by the Borrower.

(b)           The date, type, amount, interest rate, duration of Interest Period, and conversion of each Loan made by each Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, on the schedule attached to each Note or any continuation thereof.  The aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure of such Bank to make, or any error in making, any such recordation shall not affect the Obligations of Borrower hereunder or under any Note to pay when due of any amount owing hereunder or under such Note in respect of the Loan together with interest accruing thereon.

Section 2.03.  Purpose.  The Borrower shall use the proceeds of the Revolving Loans to refinance Existing Revolving Loans and Existing Bridge Loans and Swing Line Loans and may otherwise use the proceeds of the Revolving Loans: (i) for working capital requirements and other general corporate purposes in the ordinary course of business and (ii) up to a maximum of $5,000,000 to fund Permitted Acquisitions.  The proceeds of Swing Line Loans may be used only for working capital requirements and general corporate purposes in the ordinary course of business.  The Borrower shall use the proceeds of the Term Loans to refinance the Existing Term Loans.  Notwithstanding any provision herein to the contrary, the proceeds of the Borrower shall not use the proceeds from any Loans, whether immediately, incidental or ultimate, for the purpose of buying or carrying “margin stock” within the meaning of Regulation U.

Section 2.04.  Borrowing Procedures.

(a)           To effect a funding, the Borrower shall give the Agent a Notice, delivered in accordance with this Section 2.04 and in Section 2.08, specifying the type, amount and date of each intended borrowing and the manner in which the same will be disbursed.

(b)           Each Revolving Loan shall be, and each Term Loan may be, divided into tranches which are, either a Variable Rate Loan or a Eurocurrency Loan (each a “type” of Loan), as the Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.08.  Both Variable Rate Loans and Eurocurrency Loans may be outstanding at the same time, provided that not more than eight (8) different Eurocurrency Loans shall be outstanding at any one time.  Each request for a Eurocurrency Loan shall be treated as a single Loan, this despite any Eurocurrency Loans having the same Interest Period which expire on the same day.  All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a ratable share, according to its Pro Rata Share, of all types of Loans.

(c)           Promptly upon receipt of each Notice, the Agent shall advise each Bank thereof and their respective proportionate share of the Loans.  The amount so received by the Agent shall, subject to the conditions of this Agreement, be made available to the Borrower, in immediately available funds, by the Agent crediting an account of the Borrower designated by the Borrower and maintained with the Agent at a banking office designated by the Agent, provided that Revolving Loans made to finance the reimbursement of a Facility LC Disbursement as provided in Section 2.14(e) shall be remitted by the Agent to the Issuing Bank.

(d)           Unless the Agent shall have received notice from a Bank prior to the proposed date of any borrowing under this Agreement that such Bank will not make available to the Agent such Bank’s share of such borrowing, the Agent may assume that such Bank has made such share available on such date in accordance with Section 2.04(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Bank has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Bank and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at: (i) in the case of such Bank, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Variable Loans.  If such Bank pays such amount to the Agent, then such amount shall constitute such Bank’s Loan included in such borrowing.

Section 2.05.  Payments.

(a)           Except to the extent otherwise provided herein, all payments of principal of and interest on Loans payable by the Borrower under this Agreement and the Notes shall be made in immediately available funds not later than 11:00 a.m. New York time on the date on which such payments shall become due (each such payment made after such time on such date to be deemed to have been made on the next succeeding Business Day).  So long as no Default or Event of Default has occurred and is continuing: (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments, and (ii) voluntary and mandatory prepayments shall be applied as set forth in Section 2.12.  Subject to the foregoing, and except as otherwise below, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Variable Rate Loans and then to repay outstanding Eurocurrency Loans in direct order of Interest Period maturities.  After the occurrence and during the continuance of a Default or Event of Default, payment by Borrower or any Credit Party to and all amounts collected or received by the Agent or any Bank as payments from the Borrower or any Credit Party or otherwise or as proceeds from the sale of, or other realization upon, all or any part of the collateral, shall be applied as follows anything contained herein to the contrary notwithstanding:

(i)            first, to the payment of any outstanding costs and expenses incurred by the Agent in protecting, preserving or enforcing rights under this Agreement and the other Loan Documents and in any event including all costs and expenses of a character which the Borrower has agreed to pay under Section 11.03 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

(ii)           second, to the payment of any outstanding interest or other fees or indemnification amounts due with respect to the Obligations, ratably as among the Agent and the Banks in accord with the amount of such interest and other fees or indemnification amounts owing each;

(iii)          third, to the payment of the principal of the Swing Loans;

(iv)          fourth, to the payment of all other Obligations in accordance with each Bank’s Pro Rata Share (including required payments into the Facility Letter of Credit Shortfall Collateral Account), except that the JPMorgan Obligations shall be only to a maximum amount of $8,000,000 and the Bank Product Obligations of Subsidiaries of the Borrower that are not Credit Parties shall be only to a maximum of $3,000,000;

(v)           fifth,  to payment of any remaining unpaid JPMorgan Obligations and Bank Product Obligations; and

(vi)          sixth, to the Borrower or to whomever the Agent reasonably determines to be lawfully entitled thereto.

If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.  Each payment received by the Agent hereunder or under the Notes for the account of a Bank shall be paid promptly to such Bank, in immediately available funds.

(b)           Unless earlier due pursuant to Section 2.12 or Section 9.02, the Revolving Loans of each Bank shall be paid in full and the Revolving Commitments shall terminate on the Termination Date.

(c)           Unless earlier due pursuant to Section 2.12 or Section 9.02, the Borrower promises to pay to the Agent, for the pro rata accounts of the Banks in accordance with their Pro Rata Share, the principal amount of the Term Loans in seventeen (17) consecutive quarterly payments on each Term Loan Quarterly Payment Date in an amount equal to the amount set forth in the table below opposite the calendar year containing the date of such payment (subject to reductions from prepayments as set forth in Section 2.12), commencing on December 20, 2006, with a final payment due on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loans.

Calendar Year	Amount of Quarterly Payment
2006	$1,200,000
2007	$1,275,000
2008	$1,275,000
2009	$1,275,000
2010	$1,275,000

Section 2.06.  Interest Periods.  In the case of each Eurocurrency Loan, the Borrower shall select in each Notice an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01 hereof, subject to the following limitations: (a) in the case of Revolving Loans, no Interest Period may extend beyond the Termination Date; (b) in the case of Term Loans if, after giving effect to an Interest Period, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term

Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment, such Interest period may not be selected, (c) notwithstanding clause (a) above, no Interest Period for a Eurocurrency Loan shall have a duration less than one month and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; and (d) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day, unless, in the case of a Eurocurrency Loan, such Business Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Business Day.

Section 2.07.  Interest.

(a)           Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is paid at the following rates per annum: (i) for a Variable Rate Loan, at a rate per annum equal to the Variable Rate plus the Applicable Margin, and (ii) for a Eurocurrency Loan, at a fixed rate equal to the Eurocurrency Rate plus the Applicable Margin.  If the principal amount of any Loan and any other Obligation payable by the Borrower hereunder or under a Note or other Loan Document shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue at the Default Rate on such amount to the full extent permitted by law from and including such due date to but excluding the date such amount is paid in full.

(b)           The applicable LIBOR Rate for each Interest Period for each Eurocurrency Loan shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Borrower and each Bank. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Agent shall, upon written request of the Borrower or any Bank, deliver to the Borrower or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.

(c)           Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days; provided that calculations of interest with respect to Variable Rate Loans shall be for the actual number of days elapsed on the basis of a year of 365/366 days.  The applicable interest rate for each Variable Rate Loan shall change simultaneously with each change in the Variable Rate.

(d)           Accrued interest on each Variable Rate Loan shall be payable in arrears on each Quarterly Date for Revolving Loans and each Term Loan Quarterly Payment Date for Term Loans, upon a prepayment of any such Loan and at maturity of any such Loan.  Accrued interest on each Eurocurrency Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurocurrency Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of any such Loan, and at maturity of any such Loan. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

Section 2.08.  Certain Notices.

(a)           The Borrower shall deliver to the Agent a Notice for: (1) each borrowing pursuant to Section 2.04, and (2) each conversion/continuation of an Interest Period pursuant to Section 2.08(b).  The Borrower shall also deliver to the Agent advance written notice pursuant to this Section 2.08 of each prepayment pursuant to Section 2.12 and each reduction or termination of the Revolving Commitments pursuant to Section 2.09(b).  All Notices received by the Agent shall be irrevocable and shall be effective only if received by the Agent: (i) in the case of borrowings for Variable Rate Loans, the Borrower shall deliver a Notice to the Agent no later than 2:00 p.m. New York time at least one (1) Business Day prior to the date of such borrowing, (ii) in the case of any prepayment for Variable Rate Loans, written notice shall be delivered to the Agent no later than 11:00 p.m. New York time on the date of prepayment, (iii) in the case of borrowings, conversion from a Variable Rate Loan to a Eurocurrency Loan, a conversion/ continuation of an Interest Period, prepayment or required prepayment for Eurocurrency Loans, written notice or a Notice (as applicable) shall be delivered to the Agent by 2:00 p.m., at least three (3) Business Days prior to the date of such borrowing, conversion of the applicable rate of interest, conversion/continuation of an Interest Period, prepayments and/or required prepayment for Eurocurrency Loans; (iv) in the case of Swing Line Loans, a Notice shall be delivered to the Agent no later than 12:00 noon, New York time, on the date of such borrowing, and (v) in the case of reductions or terminations of the Revolving Commitments, written notice shall be delivered to the Agent at least three (3) Business Days prior thereto.  Each written notice of reduction or termination shall specify the amount of the Revolving Commitments to be reduced or terminated.  Each Notice for the conversion/continuation of a Loan shall specify the proposed date of conversion or continuation; the aggregate amount of Loans to be converted or continued; the type of Loans resulting from the proposed conversion or continuation; and in the case of conversion into, or continuation of, Eurocurrency Loans the duration of the requested Interest Period therefor.  Without limiting the foregoing, any failure by the Borrower to deliver the required notice in connection with the prepayment of any Eurocurrency Loan will result in the payment of any necessary fees or costs (if any) as described in Section 3.05 below.

(b)           If upon the expiration of any Interest Period applicable to Eurocurrency Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such Eurocurrency Loans, the Borrower shall be deemed to have elected to convert such Eurocurrency Loans into Variable Rate Loans effective on the last day of such Interest Period.  Furthermore, unless the Required Banks otherwise consent in writing, if there exists a Default or Event of Default, Borrower may not thereafter elect to have an existing Loan converted to a Eurocurrency Loan or have any new Eurocurrency Loans extended thereafter.  Further, at the sole discretion of the Agent and the Required Banks, the Agent may convert any Eurocurrency Loan to a Variable Rate Loan.  Notwithstanding the foregoing, if Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws not or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for dissolution, liquidation or settlement of claims against or winding up of affairs of Borrower (sometimes hereinafter collectively referred to as a “Bankruptcy Event”), any outstanding Eurocurrency Loans shall be automatically converted to Variable Rate Loans without further action of the Agent and/or the Banks,  Nothing herein shall be construed as a waiver by the Banks to have any Obligations accrue interest at the Default Rate.

(c)           Subject to Sections 2.08(a) and 2.10, and subject to the restrictions on the number of Eurocurrency Loans that may be outstanding at any given time as set forth in Section 2.04(b) above, the Borrower may, upon irrevocable written notice to the Agent:

(i)            Elect, as of any Business Day, to convert any Variable Rate Loans into Eurocurrency Loans; or

(ii)           Elect, as of the last day of the applicable Interest Period, to continue all or any part of any Eurocurrency Loans having Interest Periods expiring on such day  for a new Interest Period of its choice, provided that after giving effect to any prepayment, conversion or continuation: or

(iii)          Elect, as of the last day of the applicable Interest Period, to convert any or a part of any Eurocurrency Loan into a Variable Rate Loan.

Section 2.09.  Changes in Revolving Commitment.

(a)           The Borrower shall have the right to reduce or terminate the amount of unused Revolving Commitments at any time or from time to time, provided that: (i) the Borrower shall give notice of each reduction or termination to the Agent as provided in Section 2.08(a); and (ii) each partial reduction shall be in an aggregate amount of at least Three Million Dollars ($3,000,000).

(b)           The Revolving Commitments once reduced or terminated may not be reinstated.  All reductions in the Revolving Commitments shall be made pro rata according to the amount of each Bank’s Revolving Commitment. Any reduction of the Revolving Commitments to a level below the maximum principal amount set forth in Section 2.13(a) for Swing Line Loans and the maximum Facility LC Exposure set forth in Section 2.14(a) for Facility Letters of Credit shall effect a concurrent reduction in those amounts so as to equal the total Aggregate Revolving Commitments after giving effect to such reduction.

Section 2.10.  Minimum Amounts.

(a)           Except for borrowings which exhaust the full remaining amount of the Aggregate Revolving Commitment, and prepayments which result in the prepayment of all Revolving Loans, each borrowing and prepayment of principal shall be in an amount equal to at least One Million Dollars ($1,000,000) and shall be in incremental multiples of One Hundred Thousand Dollars ($100,000).

(b)           Except for borrowings which exhaust the full remaining amount of the Swing Line Loan available to the Borrower, all Swing Line Loans shall be in an amount equal to at least One Hundred Thousand Dollars ($100,000) and shall be in incremental multiples of Fifty Thousand Dollars ($50,000).

Section 2.11.  Fees.

(a)           The Borrower shall pay to the Agent for the account of each Bank a fee (the “Revolving Commitment Fee”) on the daily average unused Revolving Commitment of such Bank for the period from and including the Original Effective Date to the earlier of the date the Bank’s Revolving Commitment is terminated or the Termination Date.  The Revolving Commitment Fee shall equal the daily average unused Revolving Commitment of such Bank during the period for which payment is due, multiplied by the applicable Revolving Commitment Fee Rate.  For purposes of calculating usage under this Section, the Revolving Commitment of each Bank shall be deemed used to the extent of the Revolving Credit Exposure, except that the Swing Loan Exposure shall not be taken into account for such purpose.  The accrued Revolving Commitment Fee shall be due and payable in arrears, upon any reduction or termination of the Revolving Commitments and on each Quarterly Date commencing on the first such date after the Original Effective Date, and shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

(b)           The Borrower shall pay to the Agent, for the benefit of the Banks, an amount equal to the Applicable Margin for Eurocurrency Loans multiplied by the aggregate face amount of all outstanding Facility Letters of Credit as of each payment date therefor (the “Facility Letter of Credit Fee”) prior to the termination of such Facility Letter of Credit.  In addition, the Borrower shall also pay to the Agent for the benefit of the Issuing Bank, a fronting fee for each Facility Letter of Credit equal to one eighth of one percent (.125%) per annum multiplied by the aggregate face amount of all outstanding Facility Letters of Credit as of each payment date therefor (“Facility Letter of Credit Fronting Fee”) prior to the termination of such Facility Letter of Credit.  Finally, the Borrower, shall upon demand of the Agent, and for the benefit of the Issuing Bank, pay to the Agent, such other fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

(c)           The accrued Facility Letter of Credit Fee and Facility Letter of Credit Fronting Fee shall be due and payable on each Quarterly Date commencing on the first such date after the Original Effective Date that a Facility Letter of Credit is issued and on the Termination Date.  The Facility Letter of Credit Fee and the Facility Letter of Credit Fronting Fee shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

(d)           The Borrower shall pay such other fees, if any, as the Borrower has otherwise agreed in writing to pay to the Agent, Arranger, and/or the Banks, including but not limited to any fees described in the Fee Letter.

Section 2.12.  Prepayments.

(a)           Subject to the notice provisions contained within Section 2.08 or as otherwise stated in this Agreement, the Borrower shall have the right to prepay the Loans at any time or from time to time provided that each such voluntary prepayment of principal shall be in an amount of at least Three Million Dollars ($3,000,000) and shall be in incremental multiples of One Million Dollars ($1,000,000).

(b)           Notwithstanding anything herein to the contrary, if at any time (including after giving effect to any reduction or termination of the Revolving Commitments pursuant to Section 2.09 hereof), the Aggregate Revolving Commitments exceeds the Aggregate Revolving Credit Exposure, the Borrower shall pay or repay the Revolving Loans on the date of such reduction or termination in an aggregate principal amount equal to the excess, together with interest thereon accrued to the date of such payment or repayment and any amounts payable pursuant to Section 3.05 in connection therewith.

(c)           Until the Term Loans has been paid in full, the Borrower shall make a mandatory prepayment in accordance with this Section 2.12(c) upon the occurrence of any of the following at the following times and in the following amounts:

(i)            Unless otherwise permitted in Sections 7.06(b) and (c), concurrently with the receipt by any Credit Party of any Net Cash Proceeds from the sale, lease, transfer, casualty loss (whether due to damage or destruction) or other disposition or loss of any assets of the Borrower or any of its Subsidiaries, in an amount equal to 100% of such Net Cash Proceeds provided, however, that: (A) the foregoing provisions shall be inapplicable to proceeds received by the Agent under the Security Documents if and so long as, pursuant to the terms of the Security Documents, the same are to be held by the Agent and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received, (B) no prepayment shall be required with respect to the first $500,000 of Net Cash Proceeds received during any Fiscal Year from the sale or other disposition (including condemnation, confiscation or other similar event) of equipment, furniture and fixtures of the Borrower and its Subsidiaries, taken together, which are worn out, obsolete or, in the good faith judgment of the Borrower or such Subsidiary, no longer desirable to the efficient conduct of its business as then conducted, (C) no prepayment shall be required with respect to proceeds received from the sale, damage or destruction of any of the equipment or other assets subject to Liens permitted by Section 7.02 hereof if and to the extent such proceeds are applied to reduce the indebtedness secured by such Liens, and (D) so long as no Default or Event of Default has occurred or is continuing the Borrower or such Subsidiary, as the case may be, may retain the proceeds derived from the sale, damage or destruction of fixtures, furniture and equipment if and to the extent that the Borrower or such Subsidiary establishes to the reasonable satisfaction of the Agent that the equipment sold, damaged, or destroyed has been replaced within one hundred eighty (180) days of the sale, damage or destruction of fixtures, furniture and equipment (or repaired in the case of damaged property) with fixtures, furniture or equipment of at least equal value and utility to that replaced (before any such damage or destruction) which is subject to a first Lien in favor of the Agent for the benefit of the Banks.  Nothing herein contained shall in any manner impair or otherwise affect the prohibitions against the sale or other disposition (including condemnation, confiscation or other similar event) of collateral contained herein and in the Security Documents.

(ii)           Concurrently with the receipt by any Credit Party of any Net Cash Proceeds from any Equity Issuances (excluding: (A) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (B) any issuance by a Subsidiary to the Borrower or another Subsidiary), in an amount equal to 50% of such Net Cash Proceeds; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to make the prepayment described in this Section 2.12(c)(ii) if: (1) no Default or Event of Default exists at the time when any Credit Party receives the Net Cash Proceeds from any Equity Issuances, (2) and no Default or Event of Default would be created by the failure to pay over the receipts by any Credit Party of any Net Cash Proceeds from any Equity Issuances.

(iii)          Concurrently with the receipt by any Credit Party of any Net Cash Proceeds from any issuance of any Funded Debt of any Credit Party (excluding  Debt permitted by clauses (a)(ii), (a)(iii) and (a)(iv) of Section 7.01), in an amount equal to 100% of such Net Cash Proceeds.

The proceeds from each such prepayment made by the Borrower shall be applied to the prepayment of the Term Loans.

(d)           Each prepayment shall hereunder be applied pro rata among the Term Loans and Revolving Loans, as the case may be, according to each Bank’s Pro Rata Share and, as to each Term Loan, to the remaining installments thereof in the inverse order of the maturity thereof, starting with the final payment due on the Term Loan Maturity Date.  All voluntary and mandatory prepayments of an existing Eurocurrency Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.05.

Section 2.13. Swing Loans.

(a)           Subject to the terms and conditions hereof, the Swing Line Bank may, in its sole discretion, make available from time to time until the Termination Date one or more loans (each, a “Swing Line Loan”), provided that after giving effect to such Swing Line Loan: (i) the aggregate principal amount of all outstanding Swing Line Loans does not exceed $7,000,000, and (ii) the sum of the total Aggregate Revolving Credit Exposures does not exceed the Aggregate Revolving Commitment.  Until the Termination Date, the Borrower may from time to time borrow, repay and re-borrow under this Section 2.13.

(b)           Each Swing Line Loan shall be made pursuant to a notice of borrowing delivered by the Borrower to the Agent in accordance with Section 2.08.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan.  The Agent will promptly advise the Swing Line Bank of any such notice received from the Borrower.  Unless the Swing Line Bank has received prior written notice from the Required Banks instructing it not to make a Swing Line Loan, the Swing Line Bank shall, notwithstanding the failure of any condition precedent set forth in Section 4.02, be entitled to fund that Swing Line Loan, and to have such Bank purchase participating interests in accordance with Section 2.13(c).  The Swing Line Bank shall make each Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Bank (or, in the case of a Swing Line Loan made to finance the reimbursement of an Facility LC Disbursement as provided in Section 2.14(d), by remittance to the Issuing Bank) by 3:00 p.m., New York time, on the requested date of such Swing Line Loan.

(c)           The Swing Line Bank may by written notice given to the Agent require the Banks to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding.  Such notice shall specify the aggregate amount of Swing Line Loans in which the Banks will participate.  Promptly upon receipt of such notice, the Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Pro Rata Share of such Swing Line Loan or Swing Line Loans.  Each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swing Line Bank, such Bank’s Pro Rata Share of such Swing Line Loan or Swing Line Loans.  Each Bank acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this Section 2.13(c) is absolute and unconditional and shall not be affected by any circumstance, including: (i) any setoff, counterclaim, recoupment, defense or other right that such Bank  may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time, (iv) the reduction or termination of the Revolving Commitments, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Bank shall comply with its obligation under this Section 2.13(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Loans made by such Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Bank), and the Agent shall promptly pay to the Swing Line Bank the amounts so received by it from the Bank.  The Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this Section, and thereafter payments in respect of such Swing Line Loan shall be made to the Agent and not to the Swing Line Bank.  Any amounts received by the Swing Line Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Banks that shall have made their payments pursuant to this Swing Line Loan and to the Swing Line Bank, as their interests may appear.  The purchase of participations in a Swing Line Loan pursuant to this Section 2.13 shall not relieve the Borrower of any default in the payment thereof.

(d)           Notwithstanding anything herein or in any the other Loan Document to the contrary, each Swing Line Loan shall constitute a Variable Rate Loan.  The Borrower shall repay all principal (together with accrued interest) on each Swing Line Loan no later than 3:00 p.m., New York time on the earliest of: (i) the date that is five (5) Business Days after the date that such Swing Line Loan is made, (ii) the date that demand is made therefore by the Swing Bank, or (iii) the Termination Date.

Section 2.14. Facility Letters of Credit.

(a)           All Existing Facility Letters of Credit outstanding on the Effective Date shall be deemed to be Facility Letters of Credit.  ..Subject to the terms and conditions set forth herein, the Borrower may request from the Issuing Bank the issuance of Facility Letters of Credit for its own account in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time from the Effective Date and continuing through Termination Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Facility Letter of Credit, the terms and conditions of this Agreement shall control.  The parties hereto acknowledge and agree that (i) Facility Letters of Credit may be issued to support obligations of Subsidiaries of the Borrower as well as the Borrower, (ii) Facility Letters of Credit issued to support obligations of a Subsidiary may state that they are issued for such Subsidiary’s account and (iii) regardless of any such statement in any Facility Letter of Credit, the Borrower is the “account party” in respect of all Facility Letters of Credit and will be responsible for reimbursement of Facility LC Disbursements as provided herein.

(b)           To request the issuance of a Facility Letter of Credit (or the amendment, renewal or extension of an outstanding Facility Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication or facsimile transmission, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Facility Letter of Credit, or identifying the Facility Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Facility Letter of Credit is to expire (which shall comply with Section 2.14(c)), the amount of such Facility Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Facility Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Facility Letter of Credit.  A Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Facility LC Exposure shall not exceed $10,000,000, and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment.

(c)           Each Facility Letter of Credit shall expire at or prior to the close of business on the earlier of: (i) the date one year after the date of the issuance of such Facility Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is thirty (30) Business Days prior to the Termination Date.

(d)           By the issuance of a Facility Letter of Credit (or an amendment to a Facility Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Bank, such Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Facility Letter of Credit equal to such Bank’s Pro Rata Share of the aggregate amount available to be drawn under such Facility Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Bank’s Pro Rata Share of each Facility LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.14(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.14(d) in respect of Facility Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including: (i) any amendment, renewal or extension of any Facility Letter of Credit, (ii) the occurrence and continuance of a Default or Event of Default, (iii) the reduction or termination of the Revolving Commitments, (iv) any setoff, counterclaim, recoupment, defense or other right that such Bank may have against the Issuing Bank, (v) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)           If an Issuing Bank shall make any Facility LC Disbursement, the Borrower shall reimburse such Facility LC Disbursement by paying to the Agent an amount equal to such Facility LC Disbursement not later than 12:00 Noon, New York time, on the date that such Facility LC Disbursement is made, if the Borrower shall have received notice of such Facility LC Disbursement prior to 10:00 A.M., New York time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 Noon, New York time, on  the Business Day immediately following the day that the Borrower receives such notice.  If the Borrower fails to make such payment when due, the Agent shall notify each Bank of the applicable Facility LC Disbursement, the payment then due from the Borrower in respect thereof and such Bank’s Pro Rata Share thereof. Promptly following receipt of such notice, each Bank shall pay to the Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Bank), and the Agent shall promptly pay to the Issuing Bank the amounts so received by the Agent from the Banks.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this Section 2.14(e), the Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this Section 2.14(e) to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this Section 2.14(e) to reimburse the Issuing Bank for any Facility LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Facility LC Disbursement.

(f)            The Borrower’s obligation to reimburse Facility LC Disbursements as provided in Section 2.14(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of any Facility Letter of Credit, this Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Facility Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Facility Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Facility Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.14(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the Banks nor the Issuing Bank (nor any of their Affiliates, directors, officers, employees, agents and advisors, or their Affiliates’ directors, officers, employees, agents and advisors), shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Facility Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility Letter of Credit.

(g)           If an Issuing Bank shall make any Facility LC Disbursement, then, unless the Borrower shall reimburse such Facility LC Disbursement in full on the date such Facility LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Facility LC Disbursement is made to but excluding the date that the Borrower reimburses such Facility LC Disbursement at the Default Rate for Variable Rate Loans.  Interest accrued pursuant to this Section 2.14(g) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.14(e) to reimburse the Issuing Bank shall be for the account of the Bank to the extent of such payment.

(h)           If any Default or Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent that the Required Banks are demanding the deposit of cash collateral pursuant to this Section 2.14(i), the Borrower shall deposit in an account with the Agent (the “Facility Letter of Credit Collateral Account”), in the

name of the Agent and for the benefit of the Issuing Bank and the Banks, an amount in cash equal to the Facility LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.01(e) or Section 9.01(h).  Such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for Facility LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Facility LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Banks), be applied to satisfy other Obligations of the Credit Parties to the Banks.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default or Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Defaults or Events of Default have been cured or waived so long as the Loans have not been accelerated and the Commitments and the Facility LC Commitment terminated pursuant to Section 9.02.

ARTICLE 3. YIELD PROTECTION; ILLEGALITY; ETC.

Section 3.01.  Additional Costs.

(a)           Within thirty (30) days of any demand therefor, the Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining any Eurocurrency Loans under this Agreement or its Note or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change, or any Reserve Requirement for any such Loans which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of “LIBOR Rate” in Section 1.01); or (iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities).  Each Bank will notify the Borrower of any event occurring after the Original Effective Date which will entitle such Bank to compensation pursuant to this Section 3.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  The amount payable to any such Bank shall be computed from the date of the occurrence giving rise to Additional Cost, or the date that is one hundred twenty (120) days prior to the date of demand by such Bank, whichever is later.  If any Bank requests compensation from the Borrower under this Section 3.01(a), or under Section 3.01(c), the Borrower may, by notice to such Bank (with a copy to the Agent), suspend the obligation of such Bank to maintain Loans of the type with respect to which such compensation is requested (in which case the provisions of Section 3.04 shall be applicable).

(b)           Without limiting the effect of the foregoing provisions of this Section 3.01, in the event that, by reason of any Regulatory Change, any Bank either: (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurocurrency Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 3.04 shall be applicable).

(c)           Without limiting the effect of the foregoing provisions of this Section 3.01 (but without duplication), the Borrower shall pay directly to each Bank from time to time on request such amounts as such Bank may reasonably determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance of capital by it or any of its Affiliates pursuant to any future law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the Original Effective Date or thereafter) of any court or governmental or monetary authority in respect of its Loan hereunder or its obligation to make its Loan hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request).  Each Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 3.01(c) as promptly as practicable after it determines to request such compensation.  The amount payable to any Bank shall be computed from the date of the occurrence entitling such Bank to compensation, or the date that is one hundred twenty (120) days prior to the date of demand by such Bank, whichever is later.

(d)           Determinations and allocations by a Bank for purposes of this Section 3.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate such Bank under this Section 3.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

Section 3.02.  Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if:

(a)           the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “Variable Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of Eurocurrency Loans as provided in this Agreement; or

(b)           the Required Banks determine (which determination shall be conclusive) and notify the Agent and the Borrower (which notice shall include each Bank’s respective calculation of cost) that the relevant rates of interest referred to in the definition of “LIBOR Rate” in Section 1.01 upon the basis of which the rate of interest for any type of Eurocurrency Loans is to be determined do not adequately cover the cost to the Banks of making or maintaining such Loans;

then the Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make or maintain a Loan of such type.

Section 3.03.  Illegality.  Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank to honor its obligation to make or maintain a Eurocurrency Loan hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent) and such Bank’s obligation to make or maintain a Eurocurrency Loan hereunder shall be suspended until such time as such Bank may again make and maintain such affected Loan (in which case the provisions of Section 3.04 shall be applicable).

Section 3.04.  Certain Variable Rate Loans Pursuant to Sections 3.01 and 3.03.  If the obligations of any Bank to make a Loan of a particular type (Loans of such type being herein called “Affected Loans” and such type being herein called the “Affected Type”) shall be suspended pursuant to Sections 3.01 or 3.03, a Loan which would otherwise be maintained by such Bank as a Loan of the Affected Type shall be made instead as Variable Rate Loan and, if an event referred to in Sections 3.01(b) or 3.03 has occurred and such Bank so requests by notice to the Borrower (with a copy to the Agent), the Affected Loan of such Bank then outstanding shall be automatically converted into Variable Rate Loan on the date specified by such Bank in such notice.

Section 3.05.  Compensation.

(a)           The Borrower shall immediately pay to the Agent for the account of each Bank, upon the demand of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for the higher of $250.00, or any loss, cost, funding expenses or other expenses which such Bank reasonably determines is directly or indirectly attributable to: (a) any payment to such Bank of a Eurocurrency Loan made by such Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise);  (b) any failure by the Borrower (for whatever reason) to borrow, in whole or in part, on a Eurocurrency Loan to be made by a Bank on the date specified therefor in the relevant notice given under Section 2.08 or on the day specified therefore in such notice, (c) Borrower otherwise tries to revoke any Eurocurrency Loan, in whole or in part, or (d) there occurs a Bankruptcy Event or the applicable Eurocurrency Loan of interest in converted to a Variable Rate Loan or Variable Rate Loans (as the case may be), in accordance with the terms of this Agreement.  All such amounts shall be determined by the applicable Bank, and in the absence of manifest error, shall be conclusive and binding upon the Borrower.  Without limiting the foregoing, any loss, cost, funding expenses or other expenses by reason of: (i) any reduction in yield, by reason of liquidation or reemployment of any deposit or other funds acquired by the Bank, or (ii) the fixing of the interest rate payable on any Eurocurrency Loan(s) shall fall within the purview of this Section 3.05.

(b)           Without limiting the foregoing, such compensation shall also include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid or not borrowed for the period from and including the date of such payment or failure to borrow to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by such Bank) such Bank would have bid in the London interbank market for amounts comparable to such principal amount and maturities comparable to such period.

Section 3.06.  Survival.  The obligations of the Borrower under this Article 3 shall survive the repayment of the Loans and the termination of the Revolving Commitment.

ARTICLE 4. CONDITIONS PRECEDENT

Section 4.01.  Documentary Conditions Precedent.  The obligations of the Banks to make the Loans constituting the borrowing hereunder are subject to the condition precedent that the Agent shall have received on or before the date of such Loans each of the following, in form and substance satisfactory to the Agent and its counsel:

(a)           the Notes duly executed by the Borrower for each Bank;

(b)           the Reaffirmation Agreement duly executed by the parties thereto, together with all instruments, transfer powers and other items required to be delivered in connection therewith;

(c)           a Due Diligence Certificate completed and executed by each Credit Party;

(d)           in the case of any leased real property on which any collateral described under any of the Security Documents is located, to the extent not previously provided to Agent,

an agreement from the landlord for such property waiving any landlord’s Lien in respect of personal property kept at the premises subject to such lease;

(e)           a search of all relevant real property indexes covering the period from the date that the Borrower or Hardinge Technology Systems, Inc. took title to the real property described in the Assignment of Leases and Rents through and including the Effective Date (with title re-dates through the Effective Date, if necessary), which will among other things, indicate: (i) that such Credit Parties are the owner of the fee simple interest in such real property, (b) that there are no liens or encumbrances thereon (including but not limited to, mortgages, judgment liens, mechanic’s liens, lease, security interest, easement and right-of-way or any other tight to, or interest in, property, which subsists in a third party and which constitutes a claim, lien, charge or liability attached to and binding upon such real property); provided, however, that the Agent will review all easements, covenants and conditions of record, and so long as such easements, covenants and/or conditions do not, in the sole discretion of the Agent and counsel for the Agent, interfere with the current or future intended use of such real property or render the title unmarketable, Agent may permit such easements, covenants and conditions to remain of record;

(f)            evidence of the existence of insurance required to be maintained pursuant to Section 6.04, together with evidence that the Agent has been named as a Bank’s loss payee and an additional insured on all related insurance policies;

(g)           payment by the Borrower of all fees, costs and expenses (including attorney costs) of the Agent to the extent invoiced prior to the Effective Date, plus such additional amounts of attorney costs as shall constitute the Agent’s reasonable estimate of attorney costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Agent);

(h)           certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Effective Date, listing all effective financing statements which name any Credit Party as debtors ( together with  copies of such financing statements)

(i)            Agent shall be satisfied that existing financing statements filed against Borrower naming Agent for the benefit of Bank as the secured creditor are sufficient to create a first priority security interest in all personal property collateral described in the Security Documents, except as otherwise permitted herein;

(j)            Tax, and judgment search reports with respect to each Credit Party in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no tax Liens or judgments on any of the collateral described in the Security Documents; and

(k)           if required by the Agent, an Account Control Agreement, as referred to in the Security Documents duly executed by Chemung Canal Trust Company and any other parties required under the Security Document, the applicable Credit Party and the Agent;

(l)            the delivery of the letter agreement by the Borrower to the Agent whereby the Borrower shall agree to deliver certain delineated items to the Bank on a post closing basis and within a specified time frame;

(m)          Agent shall be satisfied that existing collateral assignments and/or intellectual property security agreements filed against Borrower and other Credit Parties in favor of Agent for the benefit of Bank as secured creditor are sufficient to create a first priority security interest in all registered intellectual property of the Credit Parties described in the Intellectual Property Security Agreement;

(n)           a certificate of the Secretary or Assistant Secretary of each Credit Party, dated the Effective Date, attesting to all corporate action taken by the Credit Party, including certified copies of all resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(o)           a certificate of the Secretary or Assistant Secretary of each Credit Party, dated the Effective Date, certifying the names and true signatures of the officers of the Credit Party authorized to sign the Loan Documents to which it is a party;

(p)           a certificate of a duly Authorized Officer of the Borrower, dated the Effective Date, stating that the representations and warranties in Article 5 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

(q)           a favorable opinion of counsel for the Credit Parties, dated the Effective Date, in substantially the form of Exhibit E and as to such other matters as the Agent or any Bank may reasonably request;

(r)            a recently dated certificate of the Secretary of State of the State of formation and of each foreign jurisdiction where it is required to be qualified to conduct business of the good standing of each Credit Party; and

(s)           such other documents as the Agent or any Bank may reasonably request.

Section 4.02.  Additional Conditions Precedent.  The obligations of the Banks to make the Loans and the Issuing Bank’s obligation to issue Facility Letters of Credit shall be subject to the further conditions precedent that on the date of such Loan:

(a)           the following statements shall be true: (i) the representations and warranties contained in Article 5 and by the Credit Parties in the other Loan Documents are true and correct on and as of the date that the Loan is made or the Facility Letter of Credit is issued as though made on and as of such date; and (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loan or issuance of the Facility Letter of Credit; and

(b)           the Agent shall have received such approvals, opinions or documents as the Agent or any Bank may reasonably request.

Section 4.03.  Deemed Representations.  Each request for a Loan and acceptance by the Borrower of the proceeds thereof and each notice of a request for the issuance of a Facility Letter of Credit and the issuance thereof shall constitute a representation of warranty that the statements contained in Section 4.02(a) hereof are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Agent prior to such Borrowing, as of the date of such Loan or issuance of the Facility Letter of Credit.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Agent and each Bank that:

Section 5.01.  Incorporation, Good Standing and Due Qualification.  The Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing or a foreign corporation in each other jurisdiction in which its properties are located or in which failure to qualify would reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Corporate Power and Authority: No Conflicts.  The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower’s charter or by-laws, or (b) any law or any contractual restriction or provision binding on or affecting the Borrower.

Section 5.03.  Governmental Approval.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party.

Section 5.04.  Legally Enforceable Agreements.  Each Loan Document to which Borrower is a party is, or when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

Section 5.05.  Financial Statements.  The audited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at December 31, 2005, and the related statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the Fiscal Year then ended, and the unaudited balance sheet of the Borrower and its Subsidiaries as at June 30, 2006 and the related statements of income, retained earnings and cash flows, copies of which have been furnished to Agent and each Bank, fairly present the assets, liabilities and financial condition of the Borrower and its Consolidated Subsidiaries at such date and the results of the operations and the changes in financial condition of the Borrower and its

Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.  Since June 30, 2006, there has been no material adverse change in the business, assets, operations, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 5.06.  Litigation.  There is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may have a Material Adverse Effect.

Section 5.07.  Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

Section 5.08.  Use of Loan Proceeds.  No part of the proceeds of the Loans or from Facility Letters of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately: (a) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purpose, or (b) for any purpose which violates or is inconsistent with the provisions of the Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.09.  Tax Returns.  Each of the Borrower and its Subsidiaries has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

Section 5.10.  ERISA.  The Borrower and each of its Subsidiaries and each ERISA Affiliate (a) has fulfilled all material obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (b) has satisfied all material contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (c) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (d) has not incurred any unsatisfied material liability under Title IV of ERISA to the PBGC (other than required premium payments to the PBGC) with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could reasonably be expected to give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof.  Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate was as of the Original Effective Date, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Agent and the Bank in writing or as would not have or be reasonably be expected to have a Material Adverse Effect.

Section 5.11.  Subsidiaries.  The Borrower has no Subsidiaries other than those set forth on Schedule V attached hereto as amended from time to time to reflect changes which occur after the date hereof.

Section 5.12.  Ownership and Liens.

(a)           Each of the Borrower and its Subsidiaries has good and marketable title to its properties and assets reflected on the balance sheet dated as of June 30, 2006 referred to in Section 5.05 hereof and any properties and assets acquired since that date, except for such properties and assets of a nonmaterial nature as have been disposed of since the date of such balance sheet as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances, except: (a) the Assignment of Leases and Rents encumbering the principal place of business for the Borrower, (b) mortgages encumbering real property located in (i) Switzerland in the approximate principal amount of Sfr. 15,100,000 and (ii) the United Kingdom in the approximate principal amount of L 1,080,000, (c) encumbrances that do not materially interfere with the use or operation of such property or assets (the encumbrances referred to in sub-sections (b) and (c) above shall collectively hereinafter be referred to as the “Subsidiary Real Property Liens”).

(b)           The Borrower and each of its Pledged Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted and as contemplated to be conducted (the “Intellectual Property”), and the use of such Intellectual Property by the Borrower and each of its Pledged Subsidiaries does not infringe on the rights of any Person.  The Security Agreement grants a first priority, perfected and enforceable Lien on all of the Domestic Subsidiaries owned by Borrower except (i) for those having assets with a book value of $1,000,000 or less and (ii) 65% of the Capital Securities of the Foreign Subsidiaries owned by the Borrower except for those Foreign Subsidiaries existing as of the Original Effective Date with assets having a net worth of $2,000,000 or less (the “Excluded Foreign Subsidiaries”).  At all times after the Original Effective Date, Borrower has been, and shall continue to be in compliance with Section 6.08.

Section 5.13.  Hazardous Materials.  Except as set forth in Schedule VI hereof, and qualified in each instance whereby a breach of this representation set forth in this Section 5.13 would not reasonably be expected to have a Material Adverse Effect, the Borrower is in compliance in all material respects with all Environmental Laws governing Hazardous Materials and the Borrower has not used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Borrower in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and that, to the best of the Borrower’s knowledge, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; without limiting the foregoing, the Borrower shall not cause or permit any property owned or occupied by it to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable Federal, state and local laws or regulations, nor shall the Borrower cause or permit, as a result of any intentional or unintentional act or omission on its part or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by the Borrower or onto any other property; the Borrower shall comply with and ensure compliance by all tenants and subtenants with all applicable Environmental Laws, whenever and by whomever triggered, and shall obtain and comply with any and all approvals, registrations or permits required thereunder.

Section 5.14.  No Default on Other Agreements.  Neither the Borrower or any of its Subsidiaries is in default in any manner which would reasonably be expected to have a Material Adverse Effect or in the Borrower’s or any Subsidiaries’ performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

Section 5.15.  Partnerships.  Neither the Borrower nor any of its Subsidiaries is a partner in any partnership.

Section 5.16.  No Forfeiture.  Neither the Borrower nor any of its Subsidiaries or to the knowledge of Borrower Affiliates, is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or threatened, which reasonably be expected to have a Material Adverse Effect.

Section 5.17.  Solvency.

(a)           The present fair saleable value of the assets of the Borrower after giving effect to all the transactions contemplated by the Loan Documents and the funding of all Revolving Commitments hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they mature.

(b)           The property of the Borrower does not constitute unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted including the capital needs of the Borrower.

(c)           The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower, and of amounts to be payable on or in respect of debt of the Borrower).  The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of the Borrower when such amounts are required to be paid.

(d)           The Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, the Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 5.17), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

Section 5.18.  Operation of Business.  The Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

Section 5.19.  No Defaults on Outstanding Judgments or Orders.  The Borrower and its Subsidiaries has satisfied all judgments and neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 5.20.  No Defaults on Other Agreements.  Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to a business to which it is a party.

Section 5.21.  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance)which could have a Material Adverse Effect.

Section 5.22.  Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any

statute or regulation limiting its ability to incur indebtedness for borrowed money as contemplated hereby.

Section 5.23  Compliance with Terms and Conditions of the ROC Joint Venture Agreement. The Borrower and its Subsidiaries have been and remain in compliance with the terms and conditions of the ROC Joint Venture Agreement and/or the Lease Agreement referenced in and attached to the ROC Joint venture Agreement as an Exhibit thereto.

Section 5.24  Compliance with Terms and Conditions of the Bridgeport Acquisition Documents and Termination of Royalty Payments .  The Borrower and its Subsidiaries have been and remain in compliance with the terms and conditions of the Bridgeport Acquisition Documents.  In addition, with the exception of the payment of any royalties due under the terms of the Bridgeport Acquisition Documents for transactions contemplated prior to the date of the Borrower’s purchase of the Additional Technical Information, then on and after the date of the Borrower’s purchase of the Additional Technical Information, no further royalty payments shall be due and owing to any of the parties under the Bridgeport Acquisition Documents.

Section 5.25.  Disclosure. Neither the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Agent or any Bank in connection with the negotiation of the Existing Credit Agreement or this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and as of the Effective Date.

ARTICLE 6. AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the Obligations have been paid in full and all Facility Letters of Credit and JPMorgan Letters of Credit have expired or terminated, the Borrower shall comply with each of the following covenants:

Section 6.01.  Compliance With Laws, Corporate Existence.  The Borrower shall comply, and cause each of its Subsidiaries to (a) comply, in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, the breach of which would be reasonably expected to have a Material Adverse Effect.  Such compliance shall include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or upon its property except to the extent: (i) such payment is being contested in good faith and by proper proceedings, and (ii) adequate reserves are being maintained with respect thereto; (b) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, franchises, trade names and preserve all of its property used or useful in the conduct of its business and keep same in good repair and working condition except for property it deems no longer useful; and (c) carry on and conduct its principal business substantially as it is now conducted.

Section 6.02.  Reporting Requirements.  The Borrower shall furnish directly to each of the Banks:

(a)           as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP other than the absence of footnotes and subject to year-end audit and adjustments and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period and certified by the chief financial officer of the Borrower that such Financials comply with the foregoing requirements;

(b)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of Borrower’s Annual Report on Form 10-K for such Fiscal Year, containing consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal year and statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such Fiscal Year prepared in accordance with GAAP, and audited by Ernst & Young, LLP or other independent certified public accountants of national standing reasonably acceptable to the Agent and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Consolidated Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Consolidated Subsidiaries not in accordance with GAAP

(c)           concurrently with the deliveries being made pursuant to Section 6.02(b) consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal year and statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such Fiscal Year prepared in accordance with GAAP;

(d)           with the Financials submitted under subsections (a) and (b) above, a certificate in a form and substance similar to the compliance certificate attached hereto as Exhibit I (the “Compliance Certificate”) signed by the chief financial officer of the Borrower, stating: (i) the representations and warranties made in Article 5 and in the other Loan Documents by the Credit Parties are true and correct as of the date of the Compliance Certificate (ii) the calculation of all financial covenants and ratios required under Article 8 hereof, (iii) whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iv) the determination of the Applicable Rate, and (iv) whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           promptly upon receipt thereof, copies of any reports submitted to the Borrower or any of its Subsidiaries by the independent certified public accountant in connection with the examination of the financial statements of the Borrower or any such Subsidiary made by such accountants including, without limitation, accountant letters, management reports, and management responses thereto;

(f)            promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(g)           promptly upon request, any documentation or other information that a Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(h)           prior to the end of each Fiscal Year of the Borrower, a budget (in format satisfactory to the Agent and approved by Borrower’s Board of Directors) for the succeeding Fiscal Year of the Borrower, plus from time to time any revisions or modifications to such budget within forty-five (45) days of the adoption of such revision or modification; and

(i)            promptly upon request, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Bank through the Agent may from time to time reasonably request.

Section 6.03.  Notice of Proceedings.  The Borrower shall promptly give notice in writing to the Agent and each of the Banks of all litigation, arbitral proceedings, regulatory proceedings and Forfeiture Proceedings affecting the Borrower or any Subsidiary, except litigation or proceedings which, if adversely determined, could not have a Material Adverse Effect.

Section 6.04.  Insurance.  The Borrower shall, and shall cause each Subsidiary to, maintain insurance with insurance companies or associations rated “A-” or better by A.M. Best & Company or a comparable rating agency in such amounts and against such risks as is set forth in Schedule VII.

Section 6.05.  Environmental Laws.  The Borrower shall comply in all material respects with all Environmental Laws and provide to the Agent all documentation in connection with such compliance that the Agent may reasonably request.

Section 6.06.  Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to: (a) maintain complete and accurate books and financial records in accordance with GAAP; and (b) at any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit the Agent and each of the Banks, or any agent or representative thereof to examine the records and books of account and visit the properties of the Borrower or its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of the officers and directors of Borrower or any Subsidiary.

Section 6.07.  Notice of Default.  The Borrower shall in the event any financial officer of the Borrower or any Subsidiary knows of any default or event of default under any material agreement to which the Borrower or any Subsidiary is a party or any Default or Event of Default which shall have occurred, promptly and in any event within ten (10) days after the occurrence of each Default or Event of Default, furnish to the Agent a written statement as to such occurrence specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

Section 6.08.  Subsidiaries.

(a)           The Borrower and its Subsidiaries shall within ten (10) days of the creation or acquisition of any new Domestic Subsidiary having assets with a book value of One Million Dollars ($1,000,000) or more, or the acquisition of assets by or the transfer of assets to any existing Domestic Subsidiary which after such transfer will have assets with a book value of One Million Dollars ($1,000,000) or more deliver or cause to be delivered to the Agent (i) a pledge of all its outstanding capital stock pursuant to the Security Agreement by delivering to Agent  undated stock power(s) for such certificate(s), executed in blank (or if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Agent), for the benefit of the Banks, in accordance with the applicable Sections under Articles 8 and 9 of the UCC or any other similar law that may be applicable and (ii) if required by the Agent or the Banks in their sole discretion, a Guaranty Supplement, Security Agreement Supplement and Intellectual Property Security Agreement Supplement from such Subsidiary and take such other actions as may be necessary for the Agent to perfect, for the benefit of the Banks, in accordance with the applicable Sections under Articles 8 and 9 of the UCC or any other similar or local or foreign law that may be applicable to its first priority Lien in the assets (if any) covered by the Security Agreement Supplement and the Intellectual Property Security Agreement Supplement.

(b)           Except for the Excluded Foreign Subsidiaries, the Borrower and its Subsidiaries shall within ten (10) days of the creation or acquisition of any new Foreign Subsidiary having assets with a book value of One Million Dollars ($1,000,000) or more, or the acquisition of assets by or the transfer of assets to any existing Foreign Subsidiary which after such transfer will have assets with a book value of One Million Dollars ($1,000,000) pledge to Agent, or cause the Subsidiary holding such new Foreign Subsidiary’s capital stock to pledge to the Agent, sixty five percent (65)% of the outstanding capital stock of each such new Foreign Subsidiary or Foreign Subsidiary by delivery to Agent undated stock powers for such certificates, executed in blank (or if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Agent), for the benefit of the Bank, in accordance with the applicable Sections under Articles 8 and 9 of the UCC or any other similar or local or foreign law that may be applicable.

(c)           If: (i) at any time the net worth for an Excluded Foreign Subsidiary exceeds Two Million Dollars ($2,000,000), or (ii) the acquisition of assets by and/or the transfer of assets to any Excluded Foreign Subsidiary shall, after the acquisition and/or transfer (as the case may be), cause such Excluded Foreign Subsidiary to have a net worth of Two Million Dollars ($2,000,000) or more, then the Borrower and its Subsidiaries shall, within ten (10) days, pledge to Agent, or cause the Subsidiary holding such Foreign Subsidiary’s capital stock to pledge to the Agent, sixty five percent (65%) of the outstanding capital stock of each such Foreign Subsidiary by delivery to Agent undated stock powers for such certificates, executed in blank (or if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Agent), for the benefit of the Bank, in accordance with the applicable Sections under Articles 8 and 9 of the UCC or any other similar or local or foreign law that may be applicable.

(d)           In connection with the deliveries described in subsections (a) and (b) and (c) above, the Agent may also require that the applicable Subsidiary deliver to the Agent its governing documents, authorizing resolutions and a legal opinion satisfactory to Agent, provided, however, nothing contained in this Section 6.08 shall be deemed to be consent by the Agent or any Bank of such creation, acquisition or transfer.

Section 6.09.  Material Adverse Changes.

                                (a)           The Borrower shall promptly notify the Agent and the Banks of any of the following which has resulted in, or could reasonably be expected to have a Material Adverse Effect: (a) any litigation matter, investigation, audit, business development or change in financial condition or could; (b) any notice of any violation received by Borrower or any of its Subsidiaries from any governmental authority, including, without limitation, any notice of violation of Environmental Laws; (c) any labor controversy that has resulted in a strike or other work action against Borrower or any of its Subsidiaries; (d) any event which makes any of the representations set forth in Article 5 inaccurate in any respect; or (e) any other development.  Each notice delivered under this Section shall be accompanied by a statement of the Chief Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                                (b)           The Borrower shall promptly notify the Agent and the Banks of any of the following, and at such time will deliver to the Agent and each of the Banks a certificate on behalf of the Borrower of an Authorized Officer of the Borrower setting forth the details as to such occurrence and the action, if any, that the Borrower or such Subsidiary of the Borrower or such

ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by the  Borrower or such Subsidiary of the Borrower or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower, any Subsidiary of the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer a Plan; (iii) the institution of any steps by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $250,000; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) the cessation of operations at a facility of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to a Plan; (vii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (viii) the insolvency of or commencement of reorganization proceedings with respect to a Multiemployer Plan; or (ix) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

Section 6.10.  Reports to Other Creditors.  The Borrower shall promptly after the furnishing thereof, deliver to the Agent copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Agent or the Banks pursuant to any clause of this Article 6.

Section 6.11.  Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property and other material obligations, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to the Agent’s satisfaction.

Section 6.12.  General Information.  The Borrower shall provide the Agent such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Agent may from time to time reasonably request.

ARTICLE 7. NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the Obligations have been paid in full and all Facility Letters of Credit and JPMorgan Letters of Credit have expired or terminated, the Borrower shall not:

Section 7.01.  Debt.

(a)           Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist any Debt, except:

(i)            Debt under this Agreement and the other Loan Documents;

(ii)           Intercompany Debt;

(iii)          Existing Other Debt and refinancings or renewals of such borrowed money; provided that any such refinancing of such Debt is of the same type, of the same tenor, and in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith;

(iv)          Debt incurred after the Original Effective Date that is not secured by a Lien (including, without limitation, Capital Leases), provided that (A) prior written notice thereof describing its terms and intended use is given to Agent and the Banks and (B) such Debt does not collectively, exceed at any time the aggregate principal amount and committed availability of $2,000,000;

(v)           JPMorgan Obligations, provided that the JPMorgan Exposure does not at any time exceed in the aggregate $8,000,000;

(vi)          Debt other than Existing Other Debt incurred after the Original Effective Date by Foreign Subsidiaries which does not any time exceed in the aggregate $5,000,000;

(vii)         Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(viii)        Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(ix)           Purchase Money Debt that does not exceed at any time $3,000,000 in the aggregate;

(x)            Any Debt approved in advance by the Agent and the Required Banks in writing; and

(xi)           Provided that the Borrower is at all times in compliance with the terms and conditions of this Agreement, no Default or Event of Default exists, and no event or condition has occurred or is continuing which with the giving of notice, lapse of time or other condition would constitute a Default or Event of Default, the Borrower and/or its Subsidiaries may incur, assume or permit to exist Debt in connection with the mortgage of the Taiwanese Property; provided, however, that: (a) the aggregate amount of any such mortgage Debt shall not at any one time or from time to time exceed $6,000,000.00, (b) said mortgage Debt shall be secured only by a mortgage on the Taiwanese Property or a sale/leaseback transaction affecting the Taiwanese Property, and (c) all net proceeds (with net proceeds being defined as the proceeds available to the Borrower after the payment of the Purchase Price for the Taiwanese Property in accordance with the terms of the ROC Joint Venture Agreement and the Lease Agreement attached thereto, and the payment of any reasonable costs and expenses incurred in connection with the Borrower’s purchase of the Taiwanese Property) received by the Borrower or any of its Subsidiaries (whether directly or indirectly) in connection with incurrence of such mortgage Debt shall be paid over to the Agent within five (5) Business Days and shall be applied by the Agent as a mandatory prepayment under the terms of this Agreement.  In all events, if completed in accordance with the terms of this Agreement, any resulting liens and encumbrances on the Taiwanese Property shall be considered a permitted Subsidiary Real Property Lien under the terms of Section 5.12(a) of this Agreement.

For purposes of this Section 7.01, the amount of the Debt incurred by a Foreign Subsidiary shall be determined and fixed by using the “rate of exchange” to purchase United States Dollars in effect as of the documented closing date for such Debt.

                                (b)           Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt other than the Obligations.

Section 7.02.  Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than:

(a)           Liens securing the Obligations hereunder;

(b)           The Assignment of Leases and Rents;

(c)           Liens securing the payment of taxes, assessments or governmental charges or levies or the demands of suppliers, mechanics, carriers, warehouses, landlords and other like Persons, provided that: (i) they do not in the aggregate materially reduce the value of any properties subject to the Liens or materially interfere with their use in the ordinary conduct of the owning business, and (ii) all claims which the Liens secure are being actively contested in good faith and by appropriate proceedings so long as they have been revered for by Borrower in accordance with GAAP;

(d)           Liens incurred or deposits made in the ordinary course of business: (i) in connection with worker’s compensation, unemployment insurance, social security and other like laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales contract, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

(e)           attachment, judgment and other similar Liens arising in connection with court proceedings provided that: (i) execution and other enforcement are effectively stayed, and (ii) all claims which the Liens secure are being actively contested in good faith and by appropriate proceedings;

(f)            Subsidiary Real Property Liens to the extent securing Existing Other Debt;

(g)           Liens securing Debt incurred by Foreign Subsidiaries to the extent permitted by Section 7.01 (a)(vi);

(h)           Liens related to operating lease obligations, and within the limitations, described in Section 7.03; and

(i)            Purchase Money Liens to the extent securing Purchase Money Debt permitted by Section 7.01(a)(ix).

Section 7.03.  Lease Obligations.   Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease, other than Capital Leases and Synthetic Lease Obligations, which would cause the liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $5,000,000 payable in any period of twelve (12) months.

Section 7.04.  Prohibited Transactions.  Use the proceeds of any Loan either directly or as the proceeds of an Intercompany Loan to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 or use the proceeds of any Loan to otherwise acquire any public company other than on a friendly basis.

Section 7.05.  Margin Stock.  Use the proceeds of any Loan either directly or as the proceeds of an Intercompany Loan to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 7.06.  Consolidations, Mergers, Acquisitions and Sales of Assets.  Consolidate or merge with or into, or sell, lease, transfer, abandon or otherwise dispose of any of its assets to any Person, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business  or engage in an Acquisition, except that:

(a)           any Subsidiary may consolidate or merge with the Borrower or any wholly-owned Subsidiary of the Borrower;

(b)           the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of any of its inventory in the ordinary course of business;

(c)           the Borrower or any Subsidiary may use and consume assets in the ordinary course of business;

(d)           the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of equipment, furniture and fixtures in the ordinary course of business, provided, however, that the aggregate net book value of all such assets of the Borrower and its Subsidiaries sold, leased, transferred or otherwise disposed of during any Fiscal Year of the Borrower pursuant to this clause (d) shall not exceed $2,000,000 in the aggregate;

(e)           the Borrower may engage in Permitted Acquisitions, provided that the aggregate purchase price (including covenant not to compete and other forms of purchase price payment) does not exceed $5,000,000 (in the aggregate) for any given Fiscal Year.

All sales, leases, transfer or other disposition of assets pursuant to clauses (b) or (d) shall be not less than at fair market value.

Section 7.07.  Affiliate Transactions.  Enter into or permit any Subsidiary to enter into any transaction (including the purchase, sale or exchange of Property or the rendering of any service) with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of such Person’s business upon fair and reasonable terms which are at least as favorable to the Borrower or the Subsidiary as would be obtained in a comparable arms-length transaction with a non-Affiliate.

Section 7.08.  Loans and Advances.  Make or permit to exist or permit any of its Subsidiaries to make or permit to exist any loans or advances to or any other investment in any Person, except investments in:

(a)           interest-bearing United States Government obligations,

(b)           certificates of deposit issued by or time deposits with any commercial bank organized and existing under the laws of the United States or any state thereof having capital and surplus of not less than $25,000,000,

(c)           prime commercial paper rated AAA by S&P or Prime P-1 by Moody’s,

(d)           agreements involving the sale and guaranteed repurchase of United States government securities,

(e)           investments in securities of trade creditors or customers in the ordinary course of business and consistent with the Borrower’s or such Subsidiaries’ past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers,

(f)            loans and advances made in the ordinary course of business for bona fide business purposes, including but not limited to any loans evidenced by Customer Notes, which in the aggregate do not exceed $3,000,000.00 at any time outstanding,

(g)           investments in the Borrower,

(h)           the endorsement of negotiable instruments held for collection in the ordinary course of business and the making of lease, utility and other similar deposits in the ordinary course of business,

(i)            loans and advances made to, and investments in a Wholly-Owned Subsidiary provided that: (i) it is a Pledged Subsidiary and (ii) if it is a Domestic Subsidiary, it is a Creditor Party.

All instruments and documents evidencing such investments shall be pledged to the Agent promptly after the relevant Person’s receipt thereof, shall be security for the Obligations.

Section 7.09.  No Activities Leading to Forfeiture.  Engage in or propose to be engaged in, or permit any Subsidiary to engage in or propose to be engaged in, the conduct of any business or activity which could result in a Forfeiture Proceeding, which could, individually or in the aggregate, have a Material Adverse Effect.

Section 7.10.  Capital Expenditures.  Make, incur or permit Capital Expenditures by the Borrower and its Subsidiaries during any twelve (12) month period which in the aggregate exceed $7,500,000 in any Fiscal Year.

Section 7.11.  Restricted Payments .  The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends on or make any other distributions in respect of its Capital Securities or redeem or otherwise acquire any such Capital Securities without in each instance obtaining the prior written consent of the Required Banks; provided, however, that: (a) any Subsidiary of the Borrower may pay dividends or other distributions to the Borrower, (b) Borrower may pay regularly scheduled dividends with respect to its common stock, and (c) Borrower may redeem Capital Securities owned by any executive of Borrower, if such Capital Securities were acquired by such person pursuant to the Hardinge Inc. 2002 Stock Incentive Plan, and any such executive has the right to require the Borrower to redeem such Capital Securities to discharge tax liabilities resulting from the acquisition or ownership of such Capital Securities, provided that in each of the foregoing cases: (i) on the date of payment, there exists no Default or Event of Default, and (ii) Borrower would have been in compliance with all financial covenants set forth in Article 8 as of the last Quarterly Date if any such proposed dividend or payment had been made as of such last Quarterly Date.

                Section 7.12.  Restrictive Agreements; Put Agreements; Speculative Hedging.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that conflicts with any provision of this Agreement or the other Loan Documents.  Furthermore, with the exception of the Subsidiary Real Property Liens, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement in connection with or incur any Debt which contains any covenants (including, without limitation, a negative pledge on assets that does not permit the Liens securing the Obligations) more restrictive than the provisions of Articles 6 and 7, or any negative pledge on assets that does not permit the Liens securing the Obligations.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to: (i), enter into any put agreement or similar agreement with any other Person granting such Person put rights or similar arrangements with respect to the Capital Securities of the Borrower or its Subsidiaries (other than in connection with compensation arrangements with directors, officers or employees of the Borrower or any Subsidiary); or (ii) or for speculative purposes any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

                Section 7.13.  Changes in Accounting Principles; Fiscal Year.  The Borrower will not, and will not permit any of its Subsidiaries to, make any change in its principles or methods of accounting as currently in effect, except such changes as are required by GAAP, nor, without first obtaining the Agent’s written consent, change its Fiscal Year.

                Section 7.14.  Amendments to Governing Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend or otherwise modify their respective certificate or articles of incorporation or by-laws or any similar governing documents in any manner that would affect the Agent or the Banks without the prior written consent of the Required Banks.

                Section 7.15  Plan Terminations, Minimum Funding, Etc. The Borrower will not, and will not permit any Subsidiary of the Borrower or ERISA Affiliate to,fail to materially comply with the minimum funding standards of ERISA and the Code with respect to any Plan, or  fail to satisfy all material contribution obligations in respect of any Multiemployer Plan or Multiple Employer Plan.

ARTICLE 8. FINANCIAL COVENANTS

Until the Commitments have expired or terminated and the Obligations have been paid in full and all Facility Letters of Credit and JPMorgan Letters of Credit have expired or terminated, the Borrower shall comply with each of the following financial covenants:

                Section 8.01.  Leverage Ratio.  The Leverage Ratio measured as of each Quarterly Date shall not exceed: (a) 3.50 to 1.00 for the period from the Effective Date through and including December 31, 2007; (b) 3.25 to 1.00 for the period from January 1, 2008 through and including September 30, 2008, and (c) 3.00 to 1.00 from October 1, 2008 and at all times thereafter.

Section 8.02. Consolidated Tangible Net Worth.  The Consolidated Tangible Net Worth as measured as of each Quarterly Date of not less than the sum of: (a) 85% of the Consolidated Tangible Net Worth as of December 31, 2004, (b) an additional $500,000 as of each successive Quarterly Date after December 31, 2004, and (c) 90% of the Net Cash Proceeds received by Borrower or any of its Subsidiaries after the Effective Date from any Equity Issuances.

Section 8.03.  Fixed Charges Coverage Ratio.  The Fixed Charges Coverage Ratio measured as of each Quarterly Date of not less than 1.25 to 1.00.

Section 8.04.  Calculations.  Whenever appropriate and without duplication, calculations made pursuant to this Article 8 shall give effect, on a pro-forma basis, to the Permitted Acquisitions, if any, and/or acquisitions of the Additional Technical Information and the minority interests of the ROC Shareholders made during the quarter or year to which the required compliance relates, as if such acquisitions had been consummated on the first day of the applicable reporting period.

ARTICLE 9. EVENTS OF DEFAULT

Section 9.01.  Events of Default.  Any of the following events shall be an “Event of Default”:

(a)           The Borrower shall fail to pay when due any installment of principal of, or interest on, any Loan, any reimbursement obligation in respect of any Facility LC Disbursement, any amount of a fee or any other amount payable under this Agreement or any other Loan Document, as and when due and payable or at a date fixed for prepayment or otherwise; or

(b)           Any representation or warranty made or deemed made by or on behalf of the Borrower herein or any Credit Party in any other Loan Document, or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           The Borrower shall fail to perform or observe any other term, covenant or agreement required of it in this Agreement or any Credit Party shall fail to perform or observe any other term, covenant or agreement required of it in any other Loan Documents; provided, however, with respect to the affirmative covenants set forth in Article 6 hereof, the Borrower’s non-compliance shall not be considered an Event of Default unless any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Agent (which notice shall be given at the request of the Required Banks); or

(d)           The Borrower or any of its Subsidiaries shall fail to pay any Debt (but excluding Debt evidenced by the Notes) of the Borrower or such Subsidiary as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof, and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           any of the events described in clauses (i) through (ix) of Section 6.09(b) shall have occurred; or

(h)           Any Forfeiture Proceeding shall have been commenced or the Borrower shall have given any Bank written notice of the commencement of any Forfeiture Proceeding, which would, individually or in the aggregate, have a Material Adverse Effect, or any Bank has a good faith basis to believe that a Forfeiture Proceeding has been threatened or commenced, which would, individually or in the aggregate, have a Material Adverse Effect; or

(i)            A Change in Control shall occur; or

(j)            Any of the Loan Documents shall cease in any material respect to be in full force and effect or shall be declared to be null and void in whole or in a material part by the final judgment of a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by, or on behalf of, any Credit Party; or any Credit Party shall renounce any of the same or deny that it has any or further liability under any Credit Document to which it is a party; or any security interest purported to be created by any Credit Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as expressly otherwise provided in this Agreement or such Credit Document) security interest in the collateral covered thereby.

Section 9.02.  Remedies.

(a)           If any Event of Default referred to in Section 9.01(e) or Section 9.01(h) above shall occur: (i) the Commitments shall immediately terminate, (ii) the Notes, all interest thereon and all Obligations shall be immediately due and payable without notice, presentment, demand protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower, and (iii) the Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Agent, at its Principal Offices, for deposit into the Facility Letter of Credit Collateral Account, an amount (the “Facility Letter of Credit Collateral Shortfall Amount”) equal to the excess, if any, of: (A) 100% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit (assuming compliance with all conditions for drawing thereunder) issued by the Issuing Bank and outstanding as of such time, over (B) the amount on deposit for such Borrower in the Facility Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties (other than the Agent and the Banks).

(b)           If any Event of Default, other than those specified in Section 9.01(e) or Section 9.01(h), shall occur and be continuing, the Agent shall, upon request of the Required Banks, by notice to the Borrower: (i) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, (ii) declare the outstanding principal of the Notes, all interest thereon and all other Obligations to be forthwith due and payable, whereupon the outstanding principal of the Notes, all such interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) make the deposit of the Facility Letter of Credit Collateral Shortfall Amount in the Facility Letter of Credit Collateral Account.

ARTICLE 10. THE AGENT; RELATIONS AMONG BANKS AND BORROWER

Section 10.01.  Appointment, Powers and Immunities of Agent.

(a)           Each Bank, the Swing Bank and the Issuing Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document, and shall not by reason of this Agreement be a trustee for any Bank.  The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer or official of the Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the satisfaction of any conditions in Article 4, for the perfection or priority of any collateral security for any Obligations or for any failure by the Borrower to perform any of its obligations hereunder or thereunder.  The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  The Borrower shall pay any fee agreed to by the Borrower and the Agent with respect to the Agent’s services hereunder, including but not limited to all fees described in the Fee Letter.

                                (b)           The Issuing Bank shall act on behalf of the Banks (according to their Pro Rata Shares) with respect to any Facility Letters of Credit issued by it and the documents associated therewith.  The Issuing Bank shall have all of the benefits and immunities: (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Facility Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 10, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 10.02.  Reliance by Agent.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  The Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent together with the assignment fee referred to in Section 11.05(b), but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

Section 10.03.  Defaults.  The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default  unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default..  The Agent shall (subject to Section 10.08) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

Section 10.04.  Rights of Agent as a Bank.  With respect to its Commitments and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank.  The Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), issue letters of credit, and generally engage in any kind of banking, trust or other business with, the Borrower (and any of its affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower for such services in connection with this Agreement or otherwise without having to account for the same to the Banks.  Although the Agent and its affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrower, its Affiliates and such other Persons, the Agent shall have no duty to disclose such information to the Banks except to the extent, if any, expressly required by this Agreement or any other Loan Documents.

Section 10.05.  Indemnification of Agent.

(a)           The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 11.03 or under the applicable provisions of any other Loan Document, but without limiting the obligations of the Borrower under Section 11.03 or such provisions) and its directors, officers, employees and agents, ratably in accordance with their Pro Rata Share (without giving effect to any participations, in all or any portion of any Obligations, sold by them to any Person other than another Bank), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 11.03 or under the applicable provisions of any other Loan Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s they arise from the gross negligence or willful misconduct of the party to be indemnified.

                                (b)           Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs and taxes) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.

                                (c)           The undertaking in this Section 10.06 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Facility Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Security Documents, termination of this Agreement and the resignation or replacement of the Agent.

Section 10.06.  Documents.  The Agent will forward to each Bank, promptly after the Agent’s receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Loan Document to be delivered to the Agent for such Bank.

Section 10.07.  Non-Reliance on Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or of the Borrower or any other Credit Party in any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or any of its affiliates.  The Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

Section 10.08.  Failure of Agent to Act.  Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 10.09.  Resignation of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks and the Borrower; provided that the Borrower and the other Banks shall be promptly notified thereof.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent.  The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrower and the other Banks.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and any other Loan Document.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 10.10.  Amendments Concerning Agency Function.  The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

Section 10.11.  Liability of Agent.  The Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Loan Document.  This Section 10.11 shall not be construed to limit the Agent’s liability or responsibility where the Agent is acting as a Bank under this Agreement.

Section 10.12.  Transfer of Agency Function.  Without the consent of the Borrower or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Borrower and the Banks thereof.

Section 10.13.  Withholding Taxes.  Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any U.S. tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank’s exemption from the withholding of any U.S. tax imposed by any domestic jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto.  Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Agent Form W-8BEN or Form W-8ECI of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank’s exemption from the withholding of U.S. tax with respect thereto.  The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank’s Revolving Commitment until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

Section 10.14.  Several Obligations and Rights of Banks.  The failure of any Bank to make the Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank.  The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

Section 10.15.  Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of or interest on any Obligation made by it through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including any payment obtained from or charged against any Third Party), in excess of its applicable Pro Rata Share (determined pursuant to subpart (c) of the definition of Pro Rata Share herein) it shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Obligations made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) in accordance with Section 2.05(a).  To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Obligations made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation (or direct interest).  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Borrower.

Section 10.16.  No Other Agents.  None of the Banks or other Persons identified herein, including on the facing page or signature pages of this Agreement, as a “syndication agent,” “Arranger”, “documentation agent” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks or the Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                Section 10.17  Benefit of Article. The provisions contained in this Article are solely for the benefit of the Agent, the Issuing Bank, and the Banks and are not for the benefit of, nor may they be relied upon by, the Borrower, any Credit Party, or any third party.

ARTICLE 11. MISCELLANEOUS

Section 11.01.  Amendments and Waivers.

(a)           Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Agent and the Required Banks, or by the Borrower and the Agent acting with the consent of the Required Banks and any provision of this Agreement may be waived by the Required Banks or by the Agent acting with the consent of the Required Banks; PROVIDED that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks or by the Agent acting with the consent of all of the Banks: (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee payable hereunder, (iii) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder, (iv) alter the terms of this Section 11.01, (v) amend the definition of the term “Required Banks”, (v) waive any of the documentary conditions precedent set forth in Section 4.01 hereof, or (vi) release all or substantially all of the collateral described in the Security Documents or the release of any of the Guarantors.  No provision of Section 2.12 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Banks having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby.  No provision of Article 10 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.  No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended modified or waived without the consent of the Issuing Bank.  No provision of this Agreement relating to the rights or duties of the Swing Line Bank in its capacity as such shall be amended modified or waived without the consent of the Swing Line Bank.

(b)           No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.02.  Usury.  Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

Section 11.03.  Expenses and Indemnification.  The Borrower shall reimburse the Agent and the Banks on demand for all costs, expenses, and charges (including, without limitation, fees and charges of legal counsel for the Agent and each Bank) incurred by the Agent or the Banks in connection with the enforcement of this Agreement or the Notes by reason of any Event of Default or any event which, after the giving of notice or passage of time, or both, would constitute an Event of Default.  The Borrower agrees to indemnify and hold harmless the Agent and each Bank from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) (each an “Indemnified Liability”) which may be incurred by or asserted against the Agent or such Bank in connection with or arising out of any threatened or actual litigation, or proceeding related to any acquisition or proposed acquisition by the Borrower, or by any Subsidiary, of all or any portion of the stock of substantially all the assets of any Person whether or not the Agent or such Bank is a party thereto.  The Borrower agrees that any Indemnified Liability will be promptly paid to the Person to be indemnified upon the written demand of such Person.

Section 11.04.  Survival.  The obligations of the Borrower under Sections 3.01, 3.05 and 11.03 shall survive the repayment of the Obligations and the termination of the Commitments.

Section 11.05.  Assignment; Participations.

(a)           This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, the Agent, the Banks and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder.

(b)           Each Bank may, with the consent of the Agent and the Issuing Bank (for an assignment of Facility Letters of Credit (which consent will not be unreasonably withheld or delayed) assign all or any part of its Revolving Commitments, its Note or Loans to another bank or other Person provided, however, that: (i) no consent of the Borrower shall be required if an Event of Default under Section 9.01 hereof shall have occurred and is continuing; (ii) no such consent by the Borrower or the Agent shall be required in the case of any assignment to a Bank; and (iii) any such partial assignment shall be made in an amount of at least $5,000,000.  Upon execution and delivery by the assignee to the Borrower and the Agent of an instrument in writing pursuant to which such assignee agrees to become a “Bank” hereunder (if not already a Bank) having the Commitment and Loan specified in such instrument, and upon consent thereto by the Borrower and the Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower and the Agent), the obligations, rights and benefits of a Bank hereunder holding the Commitments and Loans (or portions thereof) assigned to it (in addition to the Commitments and Loans, if any, theretofore held by such Assignee) and the assigning Bank shall, to the extent of assignment, be released from the Commitments (or portion thereof) so assigned.  The parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Assumption Agreement in the form of Exhibit H (each, an “Assignment and Assumption Agreement”) together with an assignment fee of $3,500.  Furthermore, if the assignee shall not be a Bank, the parties to the assignment shall deliver to the Agent an Administrative Questionnaire.

(c)           A Bank may sell or agree to sell to one or more banks or other Persons a participation in all or any part of any Loans held by it, or in its Commitment, in which event each purchaser of a participation (a “Participant”) shall not, have any rights or benefits under this Agreement or any Note or other Loan Document (the Participant’s rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant).  All amounts payable by the Borrower to any Bank under Article 2 hereof in respect of Obligations held by it and its Commitment, shall be determined as if such Bank had not sold or agreed to sell any participations in such Loan and Commitment, and as if such Bank were funding each of such Obligations and Commitment in the same way that it is funding the portion of such Obligations and Commitment in which no participations have been sold.  The agreement executed by such Bank in favor of the Participant shall not give the Participant the right to require such Bank to take or omit to take any action hereunder except action directly relating to: (i) the extension of the Termination Date with respect to any interest acquired in the Revolving Commitment and the Revolving Loans and the Term Loan Maturity

Date with respect to any interest acquired in the Term Loan Commitment and the Term Loans, (ii) the extension of a payment date with respect to any fees payable hereunder or any portion of the principal of or interest on any amount outstanding hereunder allocated to such Participant, (iii) the reduction of the principal amount outstanding hereunder, or (iv) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the Participant is entitled to receive under its agreement with such Bank.

(d)           In addition to the assignments and participations permitted under paragraphs (b) and (c) above, any Bank may assign and pledge all or any portion of its Loan and Note to: (i) any affiliate of such Bank, or (ii) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Bank from its obligations hereunder.

(e)           A Bank may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Bank from time to time to assignees and Participants (including prospective assignees and participants), provided that such Bank shall require any assignee or Participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information.

Section 11.06.  Notices.  All notices, requests and other communications provided for herein (including, and not by way of limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including and not by way of limitation by telecopy), or, with respect to notices given pursuant to Section 2.04 hereof, by telephone confirmed in writing by telecopier or other writing by the close of business on the day notice is given, delivered (or telephoned, as the case may be) to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a notice to each other party.  Except as otherwise provided in this Agreement, (a) notices shall be given to the Agent by telephone, confirmed by telecopy or other writing by the close of business on the day notice is given, and (b) notices to the Banks and to the Borrower by telecopy, commercial overnight courier service, or ordinary mail, or addressed to such party at its address on the signature page of this Agreement.  Notices shall be effective: (i) if given by mail, three (3) days after deposit in the mails with first class postage prepaid, addressed as aforesaid; and (ii) in all other cases when delivered or received.  Provided, however, that notices to the Agent and the Banks shall be effective upon receipt.

Section 11.07.  Setoff.  The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of such Bank’s offices, in Dollars or in any other Currency, against any amount payable by the Borrower to such Bank under this Agreement or such Bank’s Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by the Borrower hereunder shall be made without setoff or counterclaim.

Section 11.08.  Jurisdiction; Immunities.

(a)           THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN ERIE COUNTY NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 11.06.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS.  THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE AGENT SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN ERIE COUNTY.  THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

(b)           Nothing in this Section 11.08 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

(c)           To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

Section 11.09.  Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 11.10.  Severability.  The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 11.11.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

Section 11.12.  Integration.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 11.13.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CONFLICT-OF-LAW RULES.

Section 11.14.  Confidentiality.  Each Bank and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable pre cautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information: (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any of the Banks or the Agent, (c) to bank examiners, auditors or accountants, (d) in connection with any litigation to which any one or more of the Banks is a party, (e) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement in substantially the form of Exhibit F hereto; or (f) to the extent such information becomes publicly available other than as a result of disclosure by a Bank; and provided further that in no event shall any Bank or the Agent be obligated or required to return any materials furnished by the Borrower.

Section 11.15.  Treatment of Certain Information.  The Borrower: (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective subsidiaries or affiliates and (b) acknowledges that any information delivered to each Bank or its subsidiaries or affiliates regarding the Borrower may be shared among such Bank and such subsidiaries and affiliates.  This Section 11.15 shall survive the repayment of the Loans and the termination of the Revolving Commitments.

Section 11.16. USA Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the requirements of the USA Patriot Act.  The Borrower hereby agrees to cooperate with each Bank to provide such information promptly following a request therefor from such Bank.

[Signature Pages To Follow]

BORROWER:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HARDINGE INC.

By:	/S/ CHARLES R. TREGO, JR.

Name: Charles R. Trego, Jr.

Title: Senior Vice President and Chief Financial Officer

Address for Notices:

One Hardinge Drive
Elmira, New York 14902
Attention: Chief Financial Officer
Telephone No.: (607) 734-2281
Telecopier No.: (607) 734-5517

AGENT:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/S/ KEVIN P. O’HARA

	Name:	Kevin P. O’Hara

	Title:	Vice President

Address For Notices:

Manufacturers and Traders Trust Company
2 Court Street
Binghamton, New York 13901
Attention: Susan A. Burtis, Vice President
Telephone No.: (607) 217-3242
Telecopier No.: (607) 724-6627

SYNDICATION AGENT:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.

By:	/S/ CHRISTINE M. DESCHAMPS

	Name:	Christine M. Deschamps

	Title:	Senior Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.
1975 Lake Street
Elmira, New York 14901
Attn: Christine M. Deschamps, Senior Vice President
Telephone No.: 607-734-7824
Telecopier No.: 607-734-7645

DOCUMENTATION AGENT:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KEYBANK NATIONAL ASSOCIATION

By:	/S/ CARL J. LUGER, JR.

	Name:	Carl J. Luger, Jr.

	Title:	Vice President

Address for Notices:

Keybank National Association
1700 Bausch & Lomb Place
Rochester, New York 14604
Attn: Carl J. Luger, Jr., Vice President
Telephone No.: 585-238-4118
Telecopier No.: 585-238-4142

BANKS:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/S/ KEVIN P. O’HARA

	Name:	Kevin P. O’Hara_

	Title:	Vice President

Address for Notices:

Manufacturers and Traders Trust Company
2 Court Street
Binghamton, New York 13901
Attention: Susan A. Burtis, Vice President
Telephone No.: (607) 217-3242
Telecopier No.: (607) 724-6627

BANKS:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.

By:	/S/ CHRISTINE M. DESCHAMPS

	Name:	Christine M. Deschamps

	Title:	Senior Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.
1975 Lake Street
Elmira, New York 14901
Attn: Christine M. Deschamps, Senior Vice President
Telephone No.: 607-734-7824
Telecopier No.: 607-734-7645

BANKS:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KEYBANK NATIONAL ASSOCIATION

By:	/S/ CARL J. LUGER, JR.

	Name:	Carl J. Luger, Jr.

	Title:	Vice President

Address for Notices:

Keybank National Association
1700 Bausch & Lomb Place
Rochester, New York 14604
Attn: Carl J. Luger, Jr., Vice President
Telephone No.: 585-238-4118
Telecopier No.: 585-238-4142

BANKS:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NBT BANK, NATIONAL ASSOCIATION

By:	/S/ RONALD G. GOODWIN

	Name:	Ronald G. Goodwin

	Title:	Senior Vice President

Address for Notices:

NBT Bank National Association
3121 Vestal Parkway East
Vestal, New York 13850
Attn: Ronald G. Goodwin, Senior Vice President
Telephone No.: 607-797-3434
Telecopier No.: 607-797-1559